                                                                     Exhibit 2.2


                         UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


In re                               )
                                    )
HIGHLANDS INSURANCE GROUP, INC.,    )     Chapter 11
HIGHLANDS HOLDING COMPANY, INC.,    )
HIGHLANDS CLAIMS AND SAFETY         )     Case No. 02-     (      )
 SERVICES, INC.,                    )     through 02-      (      )
HIGHLANDS SERVICES CORPORATION,     )
AMERICAN RELIANCE, INC.,            )     (Jointly Administered)
NORTHWESTERN NATIONAL HOLDING       )
 COMPANY, INC.,                     )
                                    )
                        Debtors.    )
------------------------------------)

                        DISCLOSURE STATEMENT RELATING TO
                   JOINT PLAN OF REORGANIZATION OF DEBTORS
                   UNDER CHAPTER 11 OF THE BANKRUPTCY CODE


                                           Dated:  October 31, 2002
                                             Wilmington, Delaware

                                       DUANE MORRIS LLP
                                       Richard W. Riley, Esquire (DE 4052)
                                       William K. Harrington, Esquire (DE 4051)
                                       1100 North Market Street, Suite 1200
                                       Wilmington, Delaware 19801
                                       Telephone:  (302) 657-4900
                                       Telefax:  (302) 657-4901
                                       rwriley@duanemorris.com
                                       wkharrington@duanemorris.com

                                       Lawrence J. Kotler, Esquire
                                       Christopher J. Redd, Esquire
                                       4200 One Liberty Place
                                       Philadelphia, PA  19103-7396
                                       Telephone: (215) 979-1517
                                       Telecopy: (215) 970-1020
                                       ljkotler@duanemorris.com
                                       cjredd@duanemorris.com


                 THIS IS NOT A SOLICITATION OF ACCEPTANCE OR
               REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS
             MAY NOT BE SOLICITED UNTIL THIS DISCLOSURE STATEMENT
                  HAS BEEN APPROVED BY THE BANKRUPTCY COURT.

                                TABLE OF CONTENTS

                                                                                  PAGE


PRELIMINARY STATEMENT.......................................................        1

Article 1 INTRODUCTION......................................................        1
      1.1   Purpose of this Disclosure Statement............................        1
      1.2   Who is Entitled to Vote.........................................        2
            (a)   Classes of Claims and Interests Entitled to Vote..........        2
            (b)   Individual Claims and Interests Entitled to Vote..........        2
      1.3   Voting Procedures...............................................        3
      1.4   Confirmation Hearing............................................        4
      1.5   Definitions; Exhibits...........................................        5
      1.6   Disclosure Statement Enclosures.................................        5
      1.7   Explanation of Chapter 11.......................................        5
      1.8   Representations; Limitations....................................        6

Article 2 BACKGROUND INFORMATION............................................        8
      2.1   The Company and its Business....................................        8
            (a)   Corporate and Capital Structure...........................        8
            (b)   The Company's Insurance Business..........................        9
      2.2   Events Leading to the Filing of the Chapter 11 Cases............       12
            (a)   Adverse Development and Losses in Years 2000 and 2001.....       12
            (b)   Exploration of Strategic Alternatives.....................       13
            (c)   Regulatory Supervision by State Departments of Insurance..       13
            (d)   Development and Implementation of Run-Off Plan............       15
            (e)   Pre-Petition Communications with State Departments of
                  Insurance.................................................       18
            (f)   Pre-Petition Discussions and Agreements with Creditors....       18

Article 3 THE CHAPTER 11 CASES..............................................       19
      3.1   Filing..........................................................       19
      3.2   Administration of the Cases.....................................       19
      3.3   Bankruptcy Court "First Day" Orders.............................       20
      3.4   Bar Dates for Filing and Objecting to Proofs of Claim...........       20

Article 4 SUMMARY OF THE PLAN...............................................       20
      4.1   Introduction....................................................       20
            (a)   Overview..................................................       20
            (b)   The Liquidating Trust and Substantive Consolidation.......       22
      4.2   Classification of Claims and Interests..........................       23
      4.3   Treatment of Unclassified Claims................................       24
            (a)   Administrative Claims.....................................       24
            (b)   Priority Tax Claims.......................................       24
      4.4   Treatment of Classified Claims and Interests....................       24
            (a)   Class 1:  Priority Claims.................................       24
            (b)   Class 2:  Bank Group Claims...............................       24


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
            (c)   Class 2(a):  Other Secured Claims.........................       25
            (d)   Class 3:  General Unsecured Claims........................       25
            (e)   Class 4:  LMI Interest....................................       26
            (f)   Class 5:  HIGI Interests..................................       26
      4.5   Implementation of the Plan......................................       26
            (a)   The Liquidating Trust.....................................       26
            (b)   Liquidating Trustee and Trust Advisory Board..............       27
            (c)   Issuance of Liquidating Trust Units and Applicability of
                  Securities Laws...........................................       28
            (d)   Surviving Debtor Entities and Insurance Company
                  Subsidiaries..............................................       29
            (e)   Distribution Provisions...................................       30
            (f)   Allocation of Tax Items...................................       32
            (g)   Setoffs...................................................       32
            (h)   Distributions to Holders of Disputed Claims and Interests.       32
            (i)   Intercompany Claims.......................................       34
            (j)   Expense Reimbursement and Indemnity.......................       34
            (k)   Claims Payment Success Fees...............................       34
            (l)   Exemption from Transfer Tax...............................       34
            (m)   Cancellation of the HIGI Interests........................       34
            (n)   Cancellation of Agreements................................       34
            (o)   Debtors' Continued Corporate Existence and Vesting of
                  Assets....................................................       35
            (p)   Obligations Incurred After the Confirmation Date..........       35
      4.6   Executory Contracts.............................................       35
            (a)   Assumption, Assignment and Rejection......................       35
            (b)   Cure of Monetary Defaults.................................       36
            (c)   Rejection Damages Bar Date................................       36
            (d)   Contracts and Leases Entered Into After the Petition Date.       36

Article 5 EFFECT OF THE PLAN ON CLAIMS AND INTERESTS........................       36
      5.1   Jurisdiction of Court...........................................       36
      5.2   Binding Effect..................................................       37
      5.3   Term of Injunctions or Stays....................................       37
      5.4   Rights and Causes of Action.....................................       37
      5.5   Discharge.......................................................       37
            (a)   Scope.....................................................       37
            (b)   Injunction................................................       37
            (c)   Release of Collateral.....................................       38
            (d)   Cause of Action Injunction................................       38
      5.6   Preservation of Insurance.......................................       38

Article 6 CONDITIONS TO CONFIRMATION AND OCCURRENCE OF EFFECTIVE DATE.......       39
      6.1   Conditions to Confirmation......................................       39
      6.2   Conditions to Occurrence of Effective Date......................       39
      6.3   Effect of Nonoccurrence of the Conditions to Occurrence of
            Effective Date..................................................       39
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
Article 7 SEVERABILITY OF AND AMENDMENTS TO THE PLAN........................       39
      7.1   Severability of Plan............................................       39
      7.2   Preconfirmation Amendment.......................................       40
      7.3   Post-confirmation Amendment Not Requiring Resolicitation........       40
      7.4   Post-confirmation Amendment Requiring Resolicitation............       40

Article 8 ADMINISTRATIVE PROVISIONS OF THE PLAN.............................       41
      8.1   Administrative Bar Date.........................................       41
            (a)   General Provisions........................................       41
            (b)   Professionals.............................................       41
      8.2   Retention of Jurisdiction.......................................       41
      8.3   Payment of Statutory Fees.......................................       42
      8.4   Effectuating Documents and Further Transactions.................       42
      8.5   Limitation of Liability.........................................       42
      8.6   Releases........................................................       43
            (a)   Release by Debtors........................................       43
            (b)   Release by Holders of Claims and Interests................       43
      8.7   Reservation of Rights...........................................       44
      8.8   Successors and Assigns..........................................       44
      8.9   Governing Law...................................................       44

Article 9 PRO FORMA FINANCIAL STATEMENTS....................................       44
      9.1   Preparation and Purpose of the Projections......................       44
      9.2   Summary of Material Assumptions.................................       46
      9.3   Financial Projections...........................................       46
      9.4   Special Note Regarding Forward Looking Statements...............       50

Article 10 REQUIREMENTS FOR CONFIRMATION AND ACCEPTANCE OF THE PLAN.........       51
      10.1  Requirements for Confirmation in General........................       51
      10.2  Acceptance or Rejection of the Plan.............................       51
            (a)   Voting Classes and Claims.................................       51
            (b)   Acceptance by Impaired Classes............................       52
            (c)   Presumed Acceptance and Rejections of the Plan............       52
      10.3  Non-Consensual Confirmation ("Cram-Down").......................       52
      10.4  Feasibility of the Plan.........................................       53
      10.5  Best Interests of Creditors.....................................       53

Article 11 COMPLIANCE WITH SECURITIES LAWS..................................       54
      11.1  The Section 1145 Exemption......................................       54
      11.2  Issuance of Liquidating Trust Units.............................       54

Article 12 CERTAIN RISK FACTORS TO BE CONSIDERED............................       55
      12.1  Time............................................................       55
      12.2  Projected Financial Information.................................       55
      12.3  The Insurance Company Subsidiaries' Loss Reserves...............       56
      12.4  Adverse Development.............................................       57
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
      12.5  Reinsurance.....................................................       57
      12.6  Regulatory Proceedings Involving Insurance Company
            Subsidiaries....................................................       57
            (a)   Dividends.................................................       57
            (b)   State Law Liquidation Proceedings.........................       57
      12.7  Pending Litigation..............................................       58
            (a)   Halliburton...............................................       58
            (b)   Liquidator of LMI Insurance Company.......................       60
      12.8  Tax Issues......................................................       60
      12.9  Trading of Liquidating Trust Units..............................       60

Article 13 SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE
      PLAN..................................................................       61
      13.1  Introduction....................................................       61
      13.2  Federal Income Tax Consequences Generally.......................       62
      13.3  Federal Income Tax Consequences to the Debtors..................       62
            (a)   Transfer of Trust Assets..................................       62
            (b)   Net Operating Loss Carryovers; Limitations................       62
            (c)   Cancellation of Indebtedness Income.......................       66
      13.4  Federal Income Tax Consequences to Holders of Claims and
            Interests.......................................................       67
            (a)   Generally.................................................       67
            (b)   Class 1 Claims............................................       67
            (c)   Class 2 Claims - Transfer of Trust Assets to the
                  Liquidating Trust.........................................       67
            (d)   Class 3 Claims - Transfer of Trust Assets to the
                  Liquidating Trust.........................................       68
            (e)   Class 4 Claims - Transfer of Trust Assets to the
                  Liquidating Trust.........................................       69
            (f)   Class 5 Claims............................................       69
            (g)   Receipt of Liquidating Trust Units on Account of Accrued
                  Interest..................................................       69
            (h)   Subsequent Transfers to Liquidating Trust and
                  Distributions.............................................       70
            (i)   Allocation of the Liquidating Trust's Tax Items...........       70
      13.5  Federal Income Tax Consequences to the Liquidating Trust........       71
            (a)   Classification of the Liquidating Trust...................       71
            (b)   Liquidating Trust Tax Reporting...........................       72
      13.6  Withholding and Reporting.......................................       72

Article 14 ALTERNATIVES TO CONFIRMATION OF THE PLAN.........................       73

Article 15 CONCLUSION AND RECOMMENDATION....................................       74

Exhibit 1  Joint Plan of Reorganization

Exhibit 2  Consolidated Group Organizational Chart

Exhibit 3  10-Q Quarterly Report Dated June 30, 2002


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                              PRELIMINARY STATEMENT

      On ________, 2002, Highlands Insurance Group, Inc., Highlands Holding Company, Inc., Highlands Claims and Safety Services, Inc., Highlands Services Corporation, American Reliance, Inc., and Northwestern National Holding Company, Inc. (collectively, the "Debtors") commenced bankruptcy cases by filing voluntary petitions for relief under chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Pursuant to section 1125 of the Bankruptcy Code, the Debtors hereby submit this Disclosure Statement (the "Disclosure Statement") for their Joint Plan of Reorganization (the "Plan"). A copy of the Plan accompanies this Disclosure Statement as Exhibit 1.

      IN THE OPINION OF THE DEBTORS, THE PLAN PROVIDES FOR A RECOVERY TO HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS WHICH IS GREATER THAN THE RECOVERY WHICH IS LIKELY TO BE ACHIEVED UNDER ANY OTHER ALTERNATIVE FOR THE REORGANIZATION OR LIQUIDATION OF THE DEBTORS. ACCORDINGLY, THE DEBTORS BELIEVE THAT CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF THE CREDITORS, INTEREST HOLDERS AND PARTIES IN INTEREST AND, THEREFORE, RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

                                    ARTICLE 1
                                  INTRODUCTION

      1.1   PURPOSE OF THIS DISCLOSURE STATEMENT.

            This Disclosure Statement has been prepared by the Debtors and delivered to all known holders of impaired Claims against and Interests in the Debtors who are entitled to vote on the Plan. The purpose of this Disclosure Statement is to provide the holders of impaired Claims against and Interests in the Debtors with information that will allow such Persons to make an informed decision when exercising their rights to vote to accept or reject the Plan. This Disclosure Statement contains important information regarding the Debtors' history, summarizes the Plan and alternatives to the Plan, advises holders of Claims and Interests of their rights under the Plan, and details certain other information relating to the Plan and the process which the Bankruptcy Court will follow in determining whether to confirm the Plan.

            THIS DISCLOSURE STATEMENT DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE PLAN AND, THEREFORE, YOU SHOULD EXAMINE THE PLAN CAREFULLY. THIS DISCLOSURE STATEMENT DOES NOT PURPORT TO PROVIDE A COMPLETE DESCRIPTION OF THE FINANCIAL STATUS OF THE DEBTOR, THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE, OR OTHER MATTERS THAT MAY BE DEEMED SIGNIFICANT BY CREDITORS AND OTHER PARTIES IN INTEREST.

            YOU ARE URGED TO READ THE CONTENTS OF THE DISCLOSURE STATEMENT BEFORE MAKING YOUR DECISION TO ACCEPT OR REJECT THE PLAN. PARTICULAR ATTENTION SHOULD BE DIRECTED TO THE PROVISIONS OF THE


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PLAN AFFECTING OR IMPAIRING YOUR RIGHTS AS THEY EXISTED BEFORE THE COMMENCEMENT
OF THE CHAPTER 11 CASES. THIS DISCLOSURE STATEMENT, HOWEVER, CANNOT TELL YOU EVERYTHING ABOUT YOUR RIGHTS. THEREFORE, YOU ARE ALSO ENCOURAGED TO CONSULT WITH YOUR ATTORNEYS AND/OR ADVISORS AS YOU REVIEW AND CONSIDER THE DISCLOSURE STATEMENT AND THE PLAN TO ENABLE YOU TO OBTAIN MORE SPECIFIC ADVICE ON HOW THE PLAN WILL AFFECT YOU. IF THERE ARE ANY INCONSISTENCIES BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE PLAN PROVISIONS WILL GOVERN.

      1.2   WHO IS ENTITLED TO VOTE.

            (a)   CLASSES OF CLAIMS AND INTERESTS ENTITLED TO VOTE.

                  Under the Bankruptcy Code, each class of claims or interests that is impaired and not otherwise deemed to have rejected a plan is entitled to vote on a plan. Classes of claims and interests that are not impaired under a plan are deemed, as a matter of law under the Bankruptcy Code, to have accepted the plan and are therefore not permitted to vote on the plan. On the other hand, classes of claims or interests that will not receive or retain any property under a plan on account of such claims or interests are deemed, as a matter of law under the Bankruptcy Code, to have rejected the plan and are likewise not entitled to vote on the plan.

                  Under the Bankruptcy Code, a class of claims or interests is generally considered "impaired" unless, with respect to each claim or interest in such class (1) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or interest entitles the holder of such claim or interest; or (2) notwithstanding any contractual provision or applicable law that entitled the holder of a claim or interest to receive accelerated payment of such claim or interest after the occurrence of a default, the plan cures any such default.

                  Applying the foregoing standards, the Debtor believes that Classes 2, 3 and 4 are impaired under the Plan and that the holders of Claims and the Interest in each of these Classes are therefore entitled to vote to accept or reject the Plan. All other Classes of Claims and Interests are deemed to accept or are deemed to reject the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

                  Creditors whose Claims are classified in more than one impaired Class are entitled to accept or reject a Plan in both capacities by casting one ballot for its Claim in each Class. Parties who dispute the Debtor's characterization of their Claim as being impaired or unimpaired, may file an objection to the Plan contending that the Debtor has incorrectly characterized the Class.

            (b)   INDIVIDUAL CLAIMS AND INTERESTS ENTITLED TO VOTE.

                  Each individual holder of a Claim or Interest (which is contained within a Class that is itself entitled to vote) is entitled to vote in a particular Class and to receive distributions in such Class only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class, and such Claim or Interest has not been paid or released prior to the Effective Date.

                  An Allowed Claim is a Claim (i) which is not objected to within the period fixed by the Bankruptcy Code, the Bankruptcy Rules or orders of the Court and (A) scheduled by the Debtors pursuant to the Bankruptcy Code and the Bankruptcy Rules in a liquidated amount and not listed as contingent, unliquidated or disputed, (B) Proof of which is timely Filed under applicable law with the Court pursuant to the Bankruptcy Code, the Bankruptcy Rules or any applicable orders of the Court, or (C) Proof of which is late-Filed and allowed by Final Order after notice and a hearing, or (ii) any Claim which is otherwise allowed by a Final Order, including, without limitation, the Confirmation Order.

                  An Allowed Interest means an Interest (i) which is not objected to within the period fixed by the Bankruptcy Code, the Bankruptcy Rules or orders of the Court and (A) identified on the Debtors' lists of equity security holders or other records, (B) Proof of which is timely Filed under applicable law with the Court pursuant to the Bankruptcy Code, the Bankruptcy Rules or any applicable orders of the Court, or (C) Proof of which is late-Filed and allowed by Final Order after notice and a hearing, or (ii) any Interest which is otherwise allowed by a Final Order, including, without limitation, the Confirmation Order.

                  Ballots based on classifications under the Plan have been sent to all known holders of Impaired Claims and Impaired Interests entitled to vote on the Plan, including Claims and Interests that are or hereafter may be disputed by the Debtor or another party in interest. In accordance with the Bankruptcy Code, however, votes will be counted only if submitted by a holder of an Allowed Claim or an Allowed Interest. The ballot form which you received with this Disclosure Statement and Plan does not constitute a proof of Claim. If you are in any way uncertain if your Claim or Interest is an Allowed Claim or an Allowed Interest, you should check the Debtors' schedules and/or the Claims registry or registries which are on file in the Bankruptcy Court.

                  The Bankruptcy Code provides that the Bankruptcy Court may estimate or temporarily allow a Disputed Claim for purposes of voting on the Plan. However, such an estimation or temporary allowance shall not be considered to provide the holder with an Allowed Claim. As of the date of this Disclosure Statement, no motions for estimations or temporary allowance of Claims have been filed.

                  Finally, the vote of a holder of a Claim or Interest may be disregarded if the bankruptcy court determines, after notice and a hearing, that the acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

      1.3   VOTING PROCEDURES.

            Holders of Allowed Claims and Interests who are entitled to vote on the Plan will find a ballot accompanying this Disclosure Statement and Plan. The Bankruptcy Court has fixed ____________, 200__ as the date by which holders of Claims and Interests must vote to accept or reject the Plan. A holder of a Claim or Interest desiring to vote on the Plan should complete the enclosed ballot and send it in the envelope provided to Duane Morris LLP, 4200 One Liberty Place, Philadelphia, Pennsylvania, 19103, Attention: Christopher J. Redd. BALLOTS MUST BE RECEIVED AT THE FOREGOING ADDRESS ON OR BEFORE 5:00 P.M. EASTERN


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STANDARD TIME ON ____________, 200__ TO BE COUNTED IN THE VOTING. BALLOTS
RECEIVED AFTER THIS TIME WILL NOT BE COUNTED IN THE VOTING UNLESS THE COURT ORDERS OTHERWISE.

            Since mail delays may occur, it is important that your ballot be mailed or delivered well in advance of the date specified above. Ballots may be sent by facsimile transmission, along with a cover page addressed to Christopher
J. Redd, to the following facsimile number: (215) 979-1020. If facsimile transmission is used, an originally executed ballot must be received by Duane Morris LLP within 48 hours of the facsimile transmission.

            If a ballot is signed and returned without further instruction regarding acceptance or rejection of the Plan, the signed ballot shall be counted as a vote accepting the Plan. If you do not receive a ballot for a certain Claim or Interest that you believe you hold and that is in a Class entitled to vote on the Plan, or if a ballot is damaged or lost, or if you have any questions regarding the procedures for voting on the plan, you should contact:

                              DUANE MORRIS LLP
                              Sherry Casey or Sherilyn Costello
                              4200 One Liberty Place
                              Philadelphia, PA 19103-7396
                              Telephone:  (215) 979-1541


            THE DEBTORS URGE YOU TO ACCEPT THE PLAN BECAUSE THE DEBTORS BELIEVE IT TO BE BOTH FAIR AND EQUITABLE AND IN THE BEST INTERESTS OF THE DEBTORS' CREDITORS, INTEREST HOLDERS, AND ALL OTHER PARTIES IN INTEREST.

      1.4   CONFIRMATION HEARING.

            On _________, 200__, at ____ _.m., the Bankruptcy Court will conduct a hearing to consider the Debtors' request for confirmation of the Plan (the "Confirmation Hearing"). At the Confirmation Hearing, the Court must determine whether the requirements of section 1129 of the Bankruptcy Code have been satisfied and, upon demonstration of such compliance, the Court will enter the Confirmation Order. The Confirmation Hearing may be continued from time to time with notice only to those who have filed a timely objection to the Plan. The Confirmation Hearing may also be continued from time to time, without further notice, by announcement in open court on the day of the scheduled Confirmation Hearing or any continuance thereof.

            Any objection to confirmation must be made in writing, filed with the Clerk of the Bankruptcy Court and served upon the Debtors, together with proof of service thereof, so as to be ACTUALLY RECEIVED on or before ______________, 200_ at 5:00 p.m. (Eastern Time):

            c/o Highlands Insurance Group, Inc.
            1000 Lenox Drive
            Lawrenceville, NJ 08648-0426


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
            (609) 895-3009
            Attn:  Stephen L. Kibblehouse

            With copies to:

            Duane Morris LLP
            4200 One Liberty Place
            Philadelphia, PA 19103-7396
            Attn: Lawrence J. Kotler, Esq.
                  Christopher J. Redd, Esq.

            Attorneys for the Debtors

            Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT WILL NOT BE CONSIDERED BY THE COURT.

      1.5   DEFINITIONS; EXHIBITS.

            Unless otherwise defined herein, capitalized terms used in this Disclosure Statement are defined in the Plan. Any term used herein but not defined herein and that is used in the Bankruptcy Code or Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or Bankruptcy Rules. All exhibits to this Disclosure Statement are incorporated as if fully set forth herein and are a part of this Disclosure Statement.

      1.6   DISCLOSURE STATEMENT ENCLOSURES.

            Accompanying the Disclosure Statement are the following enclosures:

            - Disclosure Statement Order. A copy of the order of the Bankruptcy Court dated _________, 200_, approving this Disclosure Statement as containing adequate information, establishing procedures for voting on the Plan, and scheduling the Confirmation Hearing and deadline for objecting to confirmation of the Plan.

            - Notice of Confirmation Hearing. A copy of the notice of the deadline for submitting ballots to accept or reject the Plan, the date, time and place of the Confirmation Hearing, and the deadline for filing objections to confirmation of the Plan.

            - Ballots. One or more ballots (and return envelopes) for voting to accept or reject the Plan, unless you are not entitled to vote. (See
      Section 1.2 for an explanation of which parties-in-interest are entitled to vote.)

      1.7   EXPLANATION OF CHAPTER 11.

            Chapter 11 of the Bankruptcy Code provides the principal framework for the reorganization of the financial affairs of businesses and, in some instances, individuals. The filing of a petition in bankruptcy creates an estate comprised of all the debtor's interests in property of any type as of the date the bankruptcy petition is filed. In a chapter 11 case, the

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debtor is typically authorized to remain in possession and control of its property and assets as a "debtor-in-possession." Upon the commencement and during the pendency of the case, the Bankruptcy Code imposes an automatic stay against attempts by creditors of the debtor to collect or enforce, through litigation or otherwise, claims against the debtor that arose prior to the commencement of the bankruptcy proceedings. In a chapter 11 case, the automatic stay provisions of the Bankruptcy Code are designed to allow the debtor time to develop, propose, confirm and implement a plan of reorganization which will provide for the payment and/or discharge of claims. The Bankruptcy Code also provides the debtor with an exclusive period of time (which may be extended) during which only the debtor may file and seek acceptances of a plan.

            A plan of reorganization sets forth the proposed method of compensating the holders of claims against and interests in the debtor. The plan of reorganization may provide for reorganization of the debtor's affairs, liquidation of the assets of the debtor's estate, or a combination thereof. After the plan of reorganization has been filed, the holders of claims against and/or interests in a debtor may be permitted to vote to accept or reject the plan. The Bankruptcy Court must find that the plan of reorganization has received sufficient acceptances to satisfy the voting requirements of the Bankruptcy Code, and that the plan also meets a number of other statutory tests before the Court may confirm the plan of reorganization (see, generally, Article
10). These tests are designed to protect the rights of holders of claims or interests who do not vote to accept the plan of reorganization but who will nonetheless be bound by the plan's provisions if it is confirmed by the Bankruptcy Court.

            Section 1125 of the Bankruptcy Code requires a plan proponent, before soliciting acceptances of the proposed plan, to prepare a disclosure statement containing adequate information of such kind, and in such detail, as to enable a hypothetical reasonable investor to make an informed judgment about the plan. As noted herein, the Bankruptcy Court has determined that this Disclosure Statement meets that test.

      1.8   REPRESENTATIONS; LIMITATIONS.

            THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH
SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE.

            THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ACCEPTING THE PLAN. NO SOLICITATION OF VOTES MAY BE MADE EXCEPT PURSUANT TO THIS DISCLOSURE STATEMENT, AND NO PERSON HAS BEEN AUTHORIZED BY THE BANKRUPTCY COURT OR THE DEBTORS TO USE OR DISCLOSE ANY INFORMATION OR TO MAKE ANY REPRESENTATION CONCERNING THE DEBTORS OTHER THAN AS CONTAINED HEREIN OR IN THE EXHIBITS ANNEXED HERETO OR INCORPORATED BY REFERENCE OR REFERRED TO HEREIN. OTHER THAN AS EXPLICITLY SET FORTH IN THIS DISCLOSURE STATEMENT, YOU SHOULD NOT RELY UPON ANY INFORMATION RELATING TO THE DEBTORS, THEIR ESTATES, THE VALUE OF THEIR ASSETS, THE NATURE OR AMOUNTS OF THEIR LIABILITIES, THEIR

CREDITORS' CLAIMS, OR THE AMOUNT OR VALUE OF ANY DISTRIBUTIONS TO BE MADE UNDER THE PLAN.

            THIS DISCLOSURE STATEMENT IS DESIGNED TO PROVIDE ADEQUATE INFORMATION TO ENABLE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS TO MAKE AN INFORMED JUDGMENT ON WHETHER TO ACCEPT OR REJECT THE PLAN. ALL HOLDERS OF CLAIMS AND INTERESTS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. THE PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN (WHICH IS ANNEXED HERETO AS
EXHIBIT 1), OTHER EXHIBITS ANNEXED HERETO, AND ANY OTHER DOCUMENTS REFERRED TO HEREIN AS THE SAME ARE FILED WITH THE COURT.

            THE INFORMATION CONTAINED HEREIN HAS BEEN PREPARED BY THE DEBTORS IN GOOD FAITH, BASED UPON INFORMATION AVAILABLE TO THE DEBTORS AS OF THE DATE HEREOF. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN. THE DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN IS WITHOUT ANY INACCURACY, AND DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH HEREIN SINCE THE DATE OF THIS DISCLOSURE STATEMENT AND THE DATE THE MATERIALS RELIED UPON IN PREPARATION OF THIS DISCLOSURE STATEMENT WERE COMPILED.

            THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN, AND NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE ADVICE ON THE TAX OR OTHER LEGAL EFFECTS OF THE REORGANIZATION ON HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS.

            THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY ORDER OF THE BANKRUPTCY COURT, DATED _________, AS CONTAINING INFORMATION OF A KIND AND IN SUFFICIENT DETAIL TO ENABLE A HYPOTHETICAL REASONABLE INVESTOR TYPICAL OF HOLDERS OF CLAIMS AND INTERESTS TO MAKE AN INFORMED JUDGMENT CONCERNING WHETHER TO VOTE FOR OR AGAINST THE PLAN. THE BANKRUPTCY COURT HAS NOT VERIFIED THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN, AND THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT IMPLY THAT THE BANKRUPTCY COURT ENDORSES OR APPROVES THE PLAN.

            THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), THE STATE DEPARTMENTS OF INSURANCE, OR ANY SIMILAR PUBLIC GOVERNMENTAL OR REGULATORY AUTHORITY AND NO SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT, THE INFORMATION CONTAINED HEREIN, OR THE MERITS OF THE PLAN OF REORGANIZATION. THE ISSUANCE OF THE LIQUIDATING TRUST UNITS AS DESCRIBED HEREIN IN EXCHANGE FOR THE CANCELLATION OF EXISTING INDEBTEDNESS HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SIMILAR STATE OR "BLUE SKY" LAWS. THE ISSUANCE OF SUCH SECURITIES ARE BEING MADE PURSUANT TO
SECTION 1145 OF THE BANKRUPTCY CODE.

                                    ARTICLE 2
                             BACKGROUND INFORMATION

      2.1   THE COMPANY AND ITS BUSINESS.

            (a)   CORPORATE AND CAPITAL STRUCTURE.

                  Debtor, Highlands Insurance Group, Inc. ("HIGI") is a holding company, the principal assets of which are all of the capital stock of Debtors Highlands Holding Company, Inc. ("HHCI"), American Reliance, Inc. ("ARI") and, through ARI, Northwestern National Holding Company, Inc. ("NNHCI"), each of which are also holding companies. HIGI, HHCI, ARI, and NNHCI shall hereinafter be collectively referred to as the "Holding Companies, " and together with each of their Insurance Company Subsidiaries and certain other service providing affiliates, such as Debtors, Highlands Claims and Safety Services, Inc. and Highlands Services Corporation, the "Company." A consolidated group organizational chart of the Company as of the Petition Date is attached hereto as Exhibit 2.

                  The Company operates a property and casualty insurance business conducted primarily through the wholly-owned Insurance Company Subsidiaries. The principal sources of funds for the Insurance Company Subsidiaries are policy premium payments, amounts collected on reinsurance claims, and the income earned from the investment of such amounts. The principal uses of funds by these subsidiaries are insurance claim and loss payments and related expenses, underwriting expenses, other operating expenses and, ordinarily, dividend and tax sharing payments to the Holding Companies.

                  For the six months ended June 30, 2002 and 2001, the Company reported net premiums written of $33.6 million and $291.6 million respectively. For the six months ended June 30, 2002 and 2001, the Company reported net premiums earned of $144.7 million and $271.7 million, respectively. The decrease in 2002 compared to 2001 of $258.0 million and $127.0 million in net premiums written and earned was due primarily to the Company's implementation of its Run-Off Plan (see Section 2.2(d) below). Net investment income for the six months ended June 30, 2002 was $24.2 million. Loss and loss adjustment expense and underwriting expenses for the six months ended June 30, 2002 were $140.8 and $31.8 million, respectively.

                  As holding companies, the Holding Companies' principal requirements for funds are to pay operating expenses, franchise and other taxes and debt service. Ordinarily, the Holding Companies' only significant sources of funds are dividends and tax sharing payments from the Insurance Company Subsidiaries. However, in light of regulatory actions taken by various of the State Departments of Insurance (see Section 2.2(c) below), the Insurance Company Subsidiaries have been prevented from making any dividend or tax sharing payments to the Holding Companies.

                  The primary debt obligations of the Company are composed of approximately $47.5 million in principal amount of senior bank debt currently due and owing to the Bank Group under the Credit Agreement, and an additional $65.88 million of principal outstanding under the Debentures. HIGI is the borrower and HHCI, ARI and NNHCI are guarantors under the Credit Agreement. HIGI is the sole obligor under the Debentures.

                  The debt owed to the Bank Group matured on June 30, 2002 and is secured by a first lien on the stock of the principal Insurance Company Subsidiaries owned by the Holding Companies. The Company is currently in default under the terms of the Credit Agreement for, inter alia, failure to pay the loans and other amounts owed to the Bank Group as and when such amounts became due under the terms of the Credit Agreement. However, the Company has entered into a Forbearance and Lock-Up Agreement with the Bank Group pursuant to which the Bank Group has agreed, absent a further default thereunder, to forbear from exercising its rights and remedies relating to such default. (See Section 2.2(f) below for further discussion of the Forbearance and Lock-Up Agreement with the Bank Group.)

                  The Debentures are due December 31, 2005, however, the Company is currently in default under the terms of the Debentures for, inter alia, failure to pay interest as and when such interest became due under the terms of the Debentures, and by virtue of the cross default provisions relating to the Credit Agreement. No forbearance is currently in place with respect to the Debentures.

                  HIGI's common stock is publicly held and, until December 12, 2001, was traded on the New York Stock Exchange. The HIGI common stock was delisted from the NYSE on December 12, 2001 and is currently traded on the NASD Over the Counter Bulletin Board under the trading symbol "HIGP." As of June 30, 2002, approximately 12,978,533 shares of Common Stock were issued and outstanding, 445,900 of which are held by HIGI Subsidiaries.

            (b)   THE COMPANY'S INSURANCE BUSINESS.

                  For the reasons set forth in greater detail in Section 2.2 below, the Company no longer writes new business and has requested, and in the vast majority of cases received, permission from State Departments of Insurance to nonrenew existing business. As a result, the Company's insurance operations are in run-off.

                  Prior to going into run-off, the Company wrote commercial and personal property and casualty coverage in most states. The commercial lines included primarily commercial multiple peril, workers' compensation, general liability and commercial automobile insurance. Policies written for large commercial accounts were underwritten on a high deductible or retrospectively rated basis, with significant risk retention by the insured. Policies written for small to medium-sized accounts were generally on a fixed premium basis where the insured had little or no retained risk, although certain workers' compensation policies provided for profit sharing participation to the insured in the form of dividends. The personal lines consisted of homeowners multiple peril and dwelling fire and personal automobile insurance. Additionally, the Company wrote inland marine insurance which was generally unrelated to the commercial or personal lines property and casualty products.

                  Claims. Policy claims are currently processed out of four offices located in Lawrenceville, New Jersey, Houston, Texas, Tustin, California and New Berlin, Wisconsin. Home office claim support is located in Lawrenceville, New Jersey, which establishes claim policies and procedures for the regional claim offices. The home office also provides support on complex claims, such as environmental/mass tort, asbestos, and construction defect claims, fraud detection and administration, and conducts an oversight audit function for each regional claim office. The Company primarily uses its own adjusters to settle claims, but also uses independent adjusters when necessary for claims in remote areas. The Company uses in-house counsel for a portion of its claims litigation.

                  Loss and Loss Adjustment Expense Reserves. Significant periods of time often elapse between the occurrence of an insured loss, the reporting of the loss to the insurer and the insurer's payment of that loss. To recognize liabilities for unpaid losses, the Company establishes reserves as balance sheet liabilities representing estimates of amounts needed to pay reported and unreported losses and the related loss adjustment expense. The Company's loss and loss adjustment expense reserves are reviewed quarterly by the Company's internal actuaries and at year end by the Company's independent actuaries. The Company's independent actuaries issue opinions on loss and loss adjustment expense reserves for the insurance subsidiaries on an annual basis, as required for their statutory filings with the various State Departments of Insurance.

                  When a claim is reported to the Company, claim personnel establish a "case reserve" for the estimated amount of the ultimate liability. This reflects the informed judgment of such personnel based on general insurance reserving practices and on the experience and knowledge of such personnel regarding the nature and value of the specific types of claims. Case reserves are increased or decreased as deemed necessary by the Company's claim department, after evaluating, among other things, coverage, liability and the severity of subsequent developments. During the loss adjustment period, additional facts regarding individual claims may become known. As the Company becomes aware of additional facts, it may become necessary for it to refine and adjust liability estimates, and even after adjustment, the ultimate net liability for claims may be less than or greater than the revised estimates.

                  In accordance with industry practice, the Company also maintains reserves for estimated unreported losses and associated adjustment and litigation expenses. These reserves are established to provide for claims which have been incurred but not yet reported and to provide for adverse development on reported losses. A significant portion of the Company's loss reserves are the reserves relating to unreported losses. These reserves, by definition, are not established for specific claims. In calculating reserves for unreported losses, therefore, the Company estimates the ultimate net liability for losses using various techniques. Such reserves are established based on loss experience and are grouped both by class of business and by accident year. Reserve adjustments relating to unreported losses are also made to take into account changes in the volume of business written, claims frequency and severity, the mix of business, claims processing and other items that can be expected to affect the Company's liability for losses over time.

                  Reinsurance. The Company utilizes reinsurance arrangements to limit its maximum loss, to provide greater diversification of risks and to minimize exposures on larger risks. Reinsurance involves an insurance company transferring or ceding all or a portion of its exposure on insurance policies to a reinsurer. The reinsurer assumes the exposure in exchange for a portion of the premiums received by the ceding insurance company. Generally, reinsurance coverage is on an excess of loss basis, which means that reinsurance coverage commences after losses exceed a specified dollar amount. Although reinsurance does not legally discharge an insurer from its primary liability for the full amount of the policies, it does make the assuming reinsurer liable to the reinsured to the extent of the reinsurance ceded.

                  Investments. The Company invests primarily in fixed maturity investment-grade securities and managed its portfolio internally until December 31, 2000. Beginning in 2001, the Company began using an outside firm to help manage its portfolio.

                  Regulation. The Insurance Company Subsidiaries are subject to comprehensive regulation throughout the United States under statutes that delegate regulatory, supervisory and administrative powers to the State Departments of Insurance. The nature and extent of such regulation vary from jurisdiction to jurisdiction, but typically involve (i) approval requirements for premium rates for certain lines of insurance, (ii) standards of solvency and minimum capital and surplus requirements, (iii) limitations on amounts and types of investments, (iv) restrictions on the size of risks that may be insured by a single company, (v) approval requirements for policy forms, methods of accounting and methods of establishing loss and loss adjustment expense reserves, (vi) licensing of insurers and agents, (vii) limitations on the exit of certain classes of business, (viii) required participation in frequently under-priced underwriting pools, and (ix) filing requirements for annual and other reports with respect to financial condition and other matters. In addition, state regulatory examiners perform periodic examinations of insurance companies. Such regulation is intended for the protection of policyholders rather than investors, and may often impede or impose burdensome conditions on actions that the Company might wish to take to enhance its operating results.

                  The Holding Companies are also subject to laws governing insurance holding companies in states where the Insurance Company Subsidiaries are domiciled (i.e. Texas, North Carolina, California, Indiana and Wisconsin). These laws, among other things, (i) require the Company to file periodic information with state regulatory authorities including information concerning its capital structure, ownership, financial condition and general business operations, (ii) regulate certain transactions between and among the Holding Companies and the Insurance Company Subsidiaries, including the amount of dividends and other distributions and the terms of surplus notes, and (iii) restrict the ability of any one person to acquire certain levels of the Company's voting securities without prior regulatory approval.

                  Risk-Based Capital Requirements. In order to enhance the regulation of insurer solvency, all states have adopted laws and regulations which implement risk-based capital requirements for property and casualty insurance companies. These risk-based capital requirements are designed to assess capital adequacy and to raise the level of protection that statutory surplus provides for policyholder obligations. The state insurance departments responsible for enforcing the capital requirement for property and casualty insurance companies typically measure three major areas of risk facing insurers:
(i) underwriting, which encompasses the risk of adverse loss development and inadequate pricing; (ii) declines in asset values arising from credit risk; and
(iii) declines in asset values arising from investment risks. Insurers having less statutory surplus than required by the state statutes and regulations are subject to varying degrees of regulatory action, depending on the level of capital inadequacy.

      2.2   EVENTS LEADING TO THE FILING OF THE CHAPTER 11 CASES.

            (a)   ADVERSE DEVELOPMENT AND LOSSES IN YEARS 2000 AND 2001.

                  During the fourth quarter of 2000, the Company, along with its independent actuary, determined that there had been adverse development in its commercial multiple peril, commercial automobile, and workers' compensation policy lines. Following this analysis, loss and loss adjustment expense reserves were increased at the end of 2000 by approximately $48 million, covering those lines as well as increases and decreases in other lines. During the fourth quarter of 2001, the Company and its independent actuary determined that there had been further adverse development in the Company's major lines of business. Following this analysis, loss and loss adjustment expense reserves were increased at the end of 2001 by approximately $190 million. The increase in reserves affected the current year's and prior years' business, and increased the 2001 calendar year loss ratio by approximately 10 percentage points.

                  The substantial increases of its loss reserves materially contributed to the Company incurring net losses of $106.6 million in 2000 and an additional $341.9 million in 2001. As a result of these operating losses, the statutory surplus of the Insurance Company Subsidiaries' declined precipitously. While the Company obtained permission from the State Departments of Insurance for Texas, Wisconsin and California to discount its loss reserves by 5% in connection with the preparation of the 2001 annual statutory statements, the combined statutory surplus of the Insurance Company Subsidiaries still declined in 2001 from $204.0 million to $42.2 million. Without the permitted statutory accounting for loss and loss adjustment expense reserves, the Company's principal insurance subsidiaries, Highlands Insurance Company, Northwestern National Casualty Company and Pacific National Insurance Company, would have reported negative surplus at December 31, 2001.

                  Due to the significant losses reported in 2000 and 2001, by December 31, 2001, the Company reported a deficit in stockholders' equity of $163.3 million. In light of the impact that the losses would have on the future prospects of the Company, the Company's independent auditors declined to express an opinion regarding the Company's ability to continue as a going concern in connection with the Company's 2001 financial statements.

            (b)   EXPLORATION OF STRATEGIC ALTERNATIVES.

                  On or about March 29, 2001, the Company formed a special committee of its Board of Directors to evaluate any proposals for a strategic transaction and to direct the efforts of the financial advisors in soliciting indications of interest from one or more persons or entities with respect to engaging in a transaction. Thereafter, in May 2001, the Company retained two investment advisors to explore the various strategic and other alternatives available to the Company, such as the sale or merger of the entire Company, the sale of certain lines of business or assets of the Company, obtaining equity investment in the Company, or entering into a joint venture or other joint endeavor.

                  The financial advisors solicited interest from over fifty prospective joint venture partners, investors and purchasers. The Company ultimately engaged in significant discussions with several parties regarding a potential transaction, however, none of these discussions led to the consummation of a transaction. By the end of 2001, when the Company announced the further significant adverse development in the Company's major lines of business as described above, there ceased to be any further interest in a transaction with a strategic partner.

            (c)   REGULATORY SUPERVISION BY STATE DEPARTMENTS OF INSURANCE.

                  The Company's losses and declining surplus resulted in an increased level of regulatory supervision from various State Departments of Insurance. In April 20, 2001, the Company entered into a letter agreement with the Texas Department of Insurance whereby the Company agreed to (i) provide notice to and/or obtain prior approval from the department for any material transaction, and (ii) provide additional financial and informational reports to the department. On October 9, 2001, the department requested that the Company submit a plan of corrective action.

                  On October 29, 2001, the Wisconsin Insurance Department issued a Stipulation and Order to Northwestern National Casualty Company and NN Insurance Company, two of the Company's then Insurance Company Subsidiaries. (NN Insurance Company has since been merged with and into Northwestern National Casualty Company with the Wisconsin Department's consent and approval.) Under the terms of this order, these Insurance Company Subsidiaries are prohibited from taking any action which is not in the ordinary course of business without the prior approval of the Wisconsin Insurance Department. Prohibited actions specifically include (i) any transactions with affiliates (including entering into new reinsurance, cost-sharing or service contracts), (ii) declaring any dividend or distribution, or (iii) entering into any transaction (with a value greater than $200,000) relating to the sale of renewal rights, portfolio reinsurance contracts, or any other restructuring or sale or transfer of a material portion of business or assets. These companies are also bound to notify the Wisconsin Department within three business days of any change to their officers and directors.

                  On December 20, 2001, the North Carolina Insurance Department issued a summary supervisory order to State Capital Insurance Company, another one of the Insurance Company Subsidiaries. Under the terms of this order, State Capital Insurance Company may not perform the following functions without the North Carolina Department's prior approval: (i) dispose of, convey or encumber any of its assets or its business in force; (ii) withdraw from any of its bank accounts; (iii) lend or invest any of its funds;
(iv) transfer any of its property; (v) incur any debt, obligation or liability;
(vi) merge or consolidate with another company; (vii) establish premiums or renew any policies; (viii) enter into any new reinsurance contract or treaty;
(ix) terminate, surrender, forfeit, convert or lapse any insurance coverage, except for nonpayment of premium; or (x) make any other change in its operations that the department considers to be material. Due to its financial condition, State Capital Insurance Company is also prohibited from declaring or paying dividends or distributions without prior approval.

                  On February 22, 2002, the Texas Department of Insurance issued orders placing the Company's Texas insurance subsidiaries, including Highlands Insurance Company, HIGI's principal Insurance Company Subsidiary, under supervision. These orders expired and similar orders were issued on or about August 20, 2002. By their terms, these supervisory orders are also binding on HIGI and all the HIGI Subsidiaries. Under the terms of the orders, the Company may not do any of the following without the approval of the Texas Department of
Insurance: (i) dispose of, convey or encumber any of its assets, property or business in force; (ii) withdraw from any of its bank accounts; (iii) lend any of its funds or assets; (iv) invest any of its funds or assets; (v) transfer any of its property; (vi) incur any debt, obligation or liability, either direct or contingent, or enter into any new contract or agreement, or amend any existing contract or agreement; (vii) merge or consolidate with any other company; (viii) enter into any new, or amend or commute an existing, reinsurance contract or treaty; (ix) terminate, surrender, forfeit, convert or lapse any policy or contract of insurance, except for nonpayment of premiums due, or release, pay, or refund premiums or deposits, accrued cash loan values, unearned premiums, or other reserves on any insurance policy or contract; or (x) enter into any, or amend any existing, transaction with any affiliated person or entity, or transfer any asset or funds to any affiliated person or entity. Due to their financial condition, the Texas insurance subsidiaries are prohibited from declaring or paying dividends or distributions without prior approval.

                  On May 16, 2002, the Indiana Insurance Commissioner issued Orders of Supervision covering two of the Insurance Company Subsidiaries domiciled in Indiana, Statesman Insurance Company and American Professionals Insurance Company. Under the terms of these orders, the Indiana Insurance Company Subsidiaries may not do any of the following without the approval of the
Commissioner: (i) dispose of, convey or encumber any of their assets or their business in force; (ii) withdraw from any of their bank accounts; (iii) lend or invest any of their funds; (iv) transfer any of their property; (v) incur any debt, obligation or liability; (vi) merge or consolidate with another company;
(vii) establish premiums or renew any policies; (viii) enter into any new reinsurance contract or treaty; (ix) write new or renewal business except as required by law; or (x) pay dividends or make any disbursement of any kind to any affiliated entity.

            The Company has been advised by the Insurance Department of the State of California that it intends to issue cease and desist orders to Pacific National Insurance Company and Pacific Automobile Insurance Company, two of the Company's Insurance Company Subsidiaries domiciled in California. Under the terms of these proposed orders, each of these companies must cease and desist from writing any new or renewal business, except as may be contractually or statutorily mandated, and is further prohibited from engaging in or entering into any of the following types of transactions or agreements without the approval of the

Commissioner: (i) the sale, purchase, exchange, loan, extension of credit or investment of assets; (ii) the guarantee of affiliate obligations; (iii) reinsurance treaties or agreements; (iv) new or additional service, cost, or tax sharing contracts with affiliates; (v) making any payments to, transacting any business (except pursuant to contracts previously approved by the Commissioner) or entering into any new agreement with affiliates; (vi) the issuance of new stock or declaring or paying dividends or making any other distributions to stockholders; (vii) making withdrawals from any bank or custodial accounts or disbursements outside the ordinary course of business; (viii) incurring any debt, obligation or liability for borrowed monies.

                  In addition to the above described orders, the Insurance Company Subsidiaries have had their licenses to transact business suspended, amended to permit servicing of existing business only, or revoked in numerous states.

            (d)   DEVELOPMENT AND IMPLEMENTATION OF RUN-OFF PLAN.

                  On November 19, 2001, A.M. Best Company downgraded the financial rating of the Company from B (Fair) to C- (Weak). As a result of the downgrade and continuing financial losses, on December 7, 2001, the Company announced its intention to cease writing new and renewal business and to "run-off" existing claims and business. Since that time, except where prohibited by law, the Company has not renewed any business upon policy term expiration and has worked to develop, refine and implement a plan to run-off the business (the "Run-Off Plan") in the most cost-effective and efficient manner possible.

                  In general, the Run-Off Plan contemplates the eventual consolidation of all operations into the home office in New Jersey. A summary of the Run-Off Plan as it applies to each major area of the Company's business operations is set forth below.

                  Underwriting. The Company has implemented a 50-state cessation of underwriting of all new and renewal business by all Insurance Company Subsidiaries. The Company has reviewed the larger accounts and is taking actions to minimize its exposure. The Company has obtained approval to nonrenew virtually all of its lines of business where such approval was required. It has canceled large accounts mid-term where advisable and permitted by law.

                  Operations Consolidation. The Company intends to maintain a New Jersey office to manage run-off operations, and all regional office and field support functions have already been consolidated into its New Jersey facility. The Company plans to move its statistical, finance and information technology departments to New Jersey by the end of the second quarter of 2003.

                  The Company has closed its underwriting offices in Raleigh, North Carolina, Woodland Hills and Sacramento, California, Denver, Colorado, Nashville, Tennessee, Houston, Texas and Brookfield, Wisconsin. Underwriting operations in Lawrenceville, New Jersey continue to handle premium run-off and are scheduled to close by the end of the second quarter of 2003.

                  The Company currently maintains claim operations in Lawrenceville, New Jersey, New Berlin, Wisconsin, Tustin, California and Houston, Texas. Prior to the Petition

Date, the Company closed claims offices in Des Moines, Iowa (transferring pending claims and claim staff to New Jersey), San Antonio, Texas (transferring pending claims to Houston), and Woodland Hills, California (transferring core claims to Tustin and certain specialized claims to New Jersey).

                  Prior to the Petition Date, actions were also taken within the Houston claim office to reduce the number of "satellite" offices reporting to Houston. In addition, the Brookfield, Wisconsin claim staff (along with the statistical unit) were temporarily moved to the New Berlin, Wisconsin site, where the Company stores its older documents. Once pending claims are sufficiently reduced, it is anticipated that, by the end of 2002, this office will be closed, and the work and staff absorbed by the New Jersey office. By the end of 2003, all other outstanding claims and claims staff are expected to be centralized in the Texas, California, and New Jersey offices. Further consolidations will be made in subsequent periods as appropriate.

                  Headcount Reduction. The number of employees has been reduced from 745 at October 31, 2001 to 629 at December 31, 2001, to 464 at March 31, 2002 and to 408 at June 30, 2002. As of the Petition Date, the Company had 371 employees. The Company will continue to reduce its headcount as appropriate in subsequent periods.

                  Key Employee Retention. The Company has implemented and will continue to develop and implement appropriate incentive compensation and retention programs for key employees throughout the period of the run-off.

                  Cash Management. The Company has increased its focus on cash management by monitoring all material payments and implementing procedures to expedite the collection of reinsurance and premium payments owed to the Company. The Company is in the process of reducing or eliminating escrow arrangements with reinsurers and fronting companies and will attempt to reduce special deposit requirements. Where possible, non-income producing assets are being converted to cash and the Company has suspended material payments relating to insurance pools, assessments, profit sharing payments to agents, and policyholder dividends. In addition, the Company has performed a review of all its material contracts in an effort to reduce expenses.

                  Investments. The Company's investments are being managed, with Company supervision, by General Cologne Re Capital. The investments as of June 30, 2002 have an average lowest rating of AA, average maturity of 6.7 years and average book yield of 6.3%.

                  Reinsurance. The Company intends to maintain reinsurance coverages for additional years as necessary at limits and terms commensurate with its run-off business. Since the collection of amounts due or becoming due and owing to the Company on ceded reinsurance will be critical to the success of the Run-Off Plan, the Company has implemented procedures to streamline reinsurance accounting and facilitate claim processing. Claim procedures have been enhanced so that covered reinsurance claims and cash calls will be billed to the reinsurer in advance or promptly at payment date. Arbitrations have been instituted against reinsurers not paying pending claims. In addition, the Company has expanded the role of its chief actuary to include aggressive negotiations for commutations of assumed and ceded reinsurance.

                  The Company has retained experienced personnel to supervise reinsurance accounting, as well as to organize, manage and staff the reinsurance commutation program. The Company has also hired a reinsurance consulting firm to search for unrealized reinsurance. Its search will cover the last seven years and its fee will be paid only if the newly identified reinsurance is collected.

                  Claims. Highlands will focus on paying the appropriate dollar amount of claims. The following initiatives have been put in place: (i) segmentation of the claim inventory in order to allow a designated group to focus on and resolve newer claims quickly; (ii) consolidation of claim staff into centralized locations to achieve efficiency; and (iii) monitoring of monthly workload to headcount ratios to ensure a proper balance between pending claims, paid claims and ultimate loss adjustment expense.

                  The Company will maintain a unit of claim professionals to handle its environmental, mass tort, high level excess/umbrella and assumed reinsurance claim inventory. This unit will focus on policy buyout opportunities from large insureds. In addition, efforts have been made to retain experienced claim personnel in all areas.

                  Reserves. The Company has set its reserves at the level recommended by its external actuary, Tillinghast-Towers Perrin. The Company's chief actuary has developed a quarterly actuarial monitoring process and report which is reviewed by Tillinghast and the Texas Department of Insurance.

                  Information Technology. The company has halted most major development projects and has reduced the IT department's headcount from over 90 at December 31, 2001 to 55 as of June 30, 2002. The IT headcount is projected to be at 42 by the end of 2002. In addition, the Company has significantly reduced operating costs by terminating software contracts and revising its IT operating procedures. The IT department will focus its efforts on maintaining current required systems and supporting the needs of the claim, reinsurance, finance and actuarial functions.

                  Corporate Structure. The Company has implemented and will continue to implement organizational changes designed primarily to consolidate various of the lower level Insurance Company Subsidiaries. For instance, on or about June 30, 2002, the Company completed the merger of NN Insurance Company into Northwestern National Casualty Company. The Company also expects to gain approval from the Texas Department of Insurance to merge the Texas Insurance Company Subsidiaries with and into their parent, Highlands Insurance Company. Other similar mergers and consolidations are contemplated.

                  Strategic Opportunities. The Company may from time to time explore and evaluate possible transactions regarding the sale of the stock or assets of some or all of the Insurance Company Subsidiaries as opportunities for such transactions arise, although the consummation of any such sale will be subject to the prior approval of the applicable State Departments of Insurance and, after the Effective Date of the Plan, the Trust Advisory Board. The Company does not currently anticipate consummating any sale transactions in the near future.

            (e)   PRE-PETITION COMMUNICATIONS WITH STATE DEPARTMENTS OF
INSURANCE.

                  Since the Company first determined that it had sustained significant adverse development in the fourth quarter of 2000, the Company has maintained regular and open lines of communication with the State Departments of Insurance (the "Departments") in an effort to keep the Departments fully informed regarding the financial status of the Insurance Company Subsidiaries and the Company as a whole, as well as the various plans, efforts and corrective measures being undertaken by the Company. The substance of the Run-Off Plan outlined above was initially required by and presented to various of the Departments for their review and comment, and is currently being implemented by the Company with such Departments' continued review and oversight.

                  The Plan proposed by the Debtors in the Chapter 11 Cases is designed to permit the Company to execute the Run-Off Plan with little interference related to the capital structure of the HIGI, while at the same time preserving, as much as possible, all of the rights and interests of the creditors of and stakeholders in the Company under applicable law. While the Departments have been given the opportunity to review and comment on the Plan and this Disclosure Statement, no Department has taken a position or expressed an opinion on the merits of the Plan. Since the Departments are not creditors of the Debtors, they will not vote on the Plan. It is also important to note that the authority of the Departments to continue to regulate the operations and affairs of the Insurance Company Subsidiaries, including, without limitation, the right or obligation of the Departments to seize control of the Insurance Company Subsidiaries' assets (see Section 12.6 below regarding Certain Risk Factors to be Considered ) will not be affected by the Plan, even if the Plan is confirmed by the Bankruptcy Court and becomes effective by its terms.

                  While no representations have been made by any of the Departments or their respective agents, based upon the Company's prior communications with various of the Departments, the Company has reason to believe that the Filing of the Chapter 11 Cases, in and of itself, will not cause any of the Departments to either seize control of any material Insurance Company Subsidiary's assets or take any other action materially detrimental to the Company. Notwithstanding the foregoing, the Departments currently have the right and authority to seize control of the Insurance Company Subsidiaries' assets at any time (see Section 12.6(b) regarding Certain Risk Factors to be Considered).

            (f)   PRE-PETITION DISCUSSIONS AND AGREEMENTS WITH CREDITORS.

                  During the months leading up to the Filing of the Chapter 11 Cases, the Company engaged the Bank Group and the holders of 95% of the Debentures (the Debtors' two primary creditor constituencies) in various negotiations and discussions regarding the outline, scope, terms and provisions of both the Run-Off Plan regarding the Insurance Company Subsidiaries and the Plan proposed by the Debtors in the Chapter 11 Cases. The Plan reflects various discussions and negotiations with both the Bank Group and Debenture holders.

                  In addition, on or about October 30, 2002, HIGI and the various financial institutions comprising at least two-thirds in number of the Bank Group and holding at least one-half in amount of the Bank Group Claim entered into a Forbearance and Lock-Up Agreement

(the "Lock-Up Agreement"). The Lock-Up Agreement provides a framework for the consensual liquidation of the Debtors' assets and debt obligations through the Chapter 11 Cases and the Plan. The Lock-Up Agreement specifies, in part, the treatment to be provided to each Class of Claims and Interests under the Plan. Under the Lock-Up Agreement, the Debtors, upon the commencement of the Chapter 11 Cases, committed themselves to filing a plan consistent with the Plan and the Lock-Up Agreement. Those members of the Bank Group who executed the Lock-Up Agreement committed themselves, among other things: (i) to forbear from exercising any rights or remedies they may have under the Credit Agreement, applicable law, or otherwise regarding any existing defaults under the Credit Agreement; and (ii) to support and vote for the Plan so long as it was consistent with the Lock-Up Agreement (subject to compliance with all applicable solicitation procedures and other requirements under the Bankruptcy Code). As a result of the Bank Lock-Up Agreement, the Debtors have the support of 100% of the Bank Group.

                  The Lock-Up Agreement essentially provides that it shall remain in effect and be binding upon the signatories thereto until, among other things, one of the following events occurs: (i) the Debtors' fail to file a plan consistent with the terms of the Lock-Up Agreement on or before November 7, 2002 (the Plan having been filed on the Petition Date ); (ii) the Debtors' fail to obtain confirmation of a plan consistent with the terms of the Lock-Up Agreement on or before May 7, 2003; (iii) the Effective Date a plan consistent with the terms of the Lock-Up Agreement has not occurred on or before June 7, 2003; (iv) the Debtors file, propound or otherwise support any plan which is not consistent with the terms of the Lock-Up Agreement; or (v) the conversion of any one of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code.

                                    ARTICLE 3
                              THE CHAPTER 11 CASES

      3.1   FILING.

            On ___________, 2002 (the "Petition Date"), the Debtors commenced these cases by filing voluntary Chapter 11 petitions with the Bankruptcy Court. By Order of the Bankruptcy Court, dated ___________, 2002, the Debtors' Chapter 11 Cases were consolidated for procedural purposes and are being jointly administered under Case Number _________ (___). The Honorable ________________has presided over the Chapter 11 Cases since the Petition Date. The Debtors have retained Duane Morris LLP as bankruptcy counsel to the Debtors and the Bankruptcy Court entered an order approving such retention on ___________, 2002.

      3.2   ADMINISTRATION OF THE CASES.

            After the Petition Date, and in accordance with sections 1107(a) and 1108 of the Bankruptcy Code, the Debtors have continued to manage their businesses and properties as debtors-in-possession. As of the date of this Disclosure Statement, no trustee or examiner has been appointed in the Chapter 11 Cases, nor has any motion for a trustee or examiner been made. As of the date of this Disclosure Statement, no committee of creditors or of equity security holders has been appointed in the Chapter 11 Cases.

      3.3   BANKRUPTCY COURT "FIRST DAY" ORDERS.

            During the first days and weeks after the Petition Date, the Bankruptcy Court entered a number of orders granting the Debtors various forms of relief. In particular, the Debtors obtained orders: (i) authorizing the joint administration of the Chapter 11 Cases; (ii) authorizing the continued use of existing bank accounts and business forms and a waiver of investment guidelines;
(iii) establishing procedures for the interim compensation and reimbursement of Professionals; and (iv) waiving the requirements of certain Bankruptcy Rules regarding certain notices to equity security holders.

      3.4   BAR DATES FOR FILING AND OBJECTING TO PROOFS OF CLAIM.

            By Order dated ___________, 2002 (the "Bar Date Order"), the Court fixed ___________, 200_, as the date by which all Proofs of Claim (except for the Claims of governmental units) against the Debtors and Proofs of Interest in the Debtors must be filed in the Chapter 11 Cases. Pursuant to the Bar Date Order, the Court fixed ___________, 200_ as the date by which the Proofs of Claim of governmental units must be filed against the Debtors' Estates. Pursuant to the Bar Date Order, any Person that is required to file a timely Proof of Claim or Interest and fails to do so on or before the applicable Bar Date will not be entitled to receive any payment or distribution of property from the Debtors, the Liquidating Trust, or their successors or assigns on account of such Claim or Interest, and will be forever barred from asserting such Claim against or Interest in the Debtors' Estates.

            The Debtors Filed their respective Schedules on the Petition Date. The Debtors do not expect that the Proofs of Claims and Interests Filed in the Chapter 11 Cases will establish Claims or Interests which are significantly inconsistent with the Claims identified on the Schedules or the Interests reflected on the Debtors' other books and records. Nevertheless, the Debtor will review and analyze all Proofs that are Filed and intend to File objections to Proofs where appropriate. Pursuant to the Bar Date Order, the Debtors or the Liquidating Trustee, as the case may be, must File all objections to Claims and Interests within (i) ninety (90) days of the later to occur of the Effective Date or the applicable Bar Date, or (ii) such other time as may be fixed or extended by an order of the Bankruptcy Court.

                                    ARTICLE 4
                               SUMMARY OF THE PLAN

      4.1   INTRODUCTION.

            (a)   OVERVIEW.

                  In general, the Plan (i) divides Claims and Interests into separate classes, (ii) specifies the property that each Class is to receive under the Plan, and (iii) contains other provisions necessary to implement the Plan. Claims and Interests are classified rather than creditors and shareholders because such Persons may hold Claims and Interests in more than one Class.

                  The Plan also specifies whether a Class of Claims or Interests is impaired under the Plan and whether or not the holders of Claims or Interests in such Class are entitled to vote on the Plan (see Section 1.2 for a description of who is entitled to vote). It is not necessary to solicit votes from the holders of Claims or Interests in Classes which are not entitled to vote on the Plan.

                  The majority (but not the entirety) of Persons receiving this Disclosure Statement and ballots to vote on the Plan (because they are entitled to vote) hold Claims classified in the following Classes:

                       CLASS                     CLAIM
                       -----                     -----
                  Class 2                  Bank Group Claims
                  Class 3                  General Unsecured Claims
                  Class 4                  LMI Interest


            The following Classes are unimpaired under the Plan, and holders of Claims in such Classes are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code:

                       CLASS                     CLAIM
                       -----                     -----
                  Class 1                  Priority Claims
                  Class 2(a)               Other Secured Claims


            The holders of Interests in the following Class will receive no distribution nor retain any property under the Plan and thus are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy
Code:

                       CLASS                     CLAIM
                       -----                     -----
                  Class 5                  HIGI Interests


            As further set forth in Section 10.5 of this Disclosure Statement, the Debtors believe that under the Plan, the holders of Claims and Interests will obtain a recovery in an amount not less than the recovery which otherwise would be obtained if the assets of the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

            (b) THE LIQUIDATING TRUST AND SUBSTANTIVE CONSOLIDATION.

                  The Plan provides for the creation of the Liquidating Trust which will become the owner of the New HIGI Stock and, thus, the direct or indirect equity owner of HIGI and the HIGI Subsidiaries. While the Plan contemplates the continued corporate existence (at least initially) of each Surviving Debtor Entity, the Plan also provides for the substantive consolidation of the Estates of the Debtors for purposes of voting on and distributions under the Plan.

                  Substantive consolidation is a judicially fashioned doctrine, derived from the bankruptcy court's general equitable powers, which allows a court in appropriate cases to disregard the separateness of two or more affiliated-debtors and to consolidate or pool together the assets and liabilities of such entities and treat them as though held and incurred by a single entity. The statutory predicate for substantive consolidation has been found in section 105 of the Bankruptcy Code, which provides that a bankruptcy court may issue any order that is necessary or appropriate to carry out the provisions of the Bankruptcy Code. While courts have generally adopted the view that the power to consolidate should be used sparingly, in light of the widespread use of interrelated corporate structures by subsidiary corporations operating under a parent entity's corporate umbrella for tax and business purposes, a modern or liberal trend has developed toward allowing substantive consolidation in more and more cases.

                  Since the standards for substantive consolidation are derived from the court's general equitable powers and not from statute, courts examine the facts and circumstances of each case to determine if such relief is warranted. The United States Court of Appeals for the Third Circuit has not announced or applied a test for the applicability of substantive consolidation of parties. In the absence of binding Third Circuit Court precedent with respect to a test for substantive consolidation, courts within the Third Circuit (including the Bankruptcy Court in these Chapter 11 Cases) have applied and adapted the tests articulated by United States Court of Appeals for the Second Circuit in Union Savings Bank v. Augie/Restivo Baking Co., Ltd. (In re Augie/Restivo Baking Co., Ltd.), 860 F.2d 515, 518 (2d Cir. 1988) and the United States Court of Appeals for the District of Columbia in Drabkin v. Midland-Ross Corp. (In re Auto-Train Corp., Inc.), 810 F.2d 270, 276 (D.D.C. 1987).

                  The test articulated by the Court of Appeals for the Second Circuit in Augie/Restivo involves two overriding factors: "(i) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit . . . or (ii) whether the affairs of the Debtors are so entangled that consolidation will benefit all creditors." Augie/Restivo, 860 F.2d at 518. Under this test, satisfactory evidence of either factor may result in the court ordering substantive consolidation. Substantive consolidation may also be warranted if it is determined that "all creditors will benefit because untangling is either impossible or so costly as to consume the assets." Id. at 519.

                  The United States Court of Appeals for the District of Columbia in the Auto-Train case articulated a three-part test, under which the party seeking consolidation must show (i) a substantial similarity between the entities to be consolidated, (ii) that consolidation is necessary to avoid harm or to achieve some benefit, and (iii) in the event that a creditor shows harm, that the benefits of consolidation heavily outweigh the harm. Auto-Train Corp, 810 F.2d at 276.

            In the Chapter 11 Cases, the Debtors believe that substantive consolidation is appropriate using the analysis set forth in the Augie/Restivo and Auto Train cases. Furthermore, the Debtors do not believe that the holders of any Claim or Interest will be harmed by substantive consolidation of the Debtors' Estates in the Chapter 11 Cases. In light of the foregoing, and balancing all of the equities, the Debtors believe that the substantive consolidation of the Debtors Estates as provided for in the Plan is fair and reasonable and in the best interests of the holders of Claims against and Interests in their respective Estates.

      4.2   CLASSIFICATION OF CLAIMS AND INTERESTS.

            The categories of Claims and Interests set forth in the table below classify Claims and Interests for all purposes, including voting on, confirmation of, and Distributions under the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in a different Class to the extent that any remainder of such Claim or Interest falls within the description of such different Class. A Claim is in a particular Class only to extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise settled prior to the Effective Date.


                                                STATUS;
     CLASS                CLAIM              DISTRIBUTIONS           VOTING RIGHTS
     -----                -----              -------------           -------------

    Class 1          Priority Claims           Unimpaired         Not Entitled to Vote
    Class 2         Bank Group Claims        Impaired; Will         Entitled to Vote
                                            Receive Class A
                                              Trust Units
   Class 2(a)     Other Secured Claims         Unimpaired         Not Entitled to Vote
    Class 3         General Unsecured        Impaired; Will         Entitled to Vote
                         Claims             Receive Class B
                                              Trust Units
    Class 4           LMI Interest           Impaired; Will         Entitled to Vote
                                            Receive Class C
                                              Trust Units
    Class 5          HIGI Interests          Cancelled; No        Not entitled to Vote
                                              Distribution

      4.3 TREATMENT OF UNCLASSIFIED CLAIMS.

            In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes described above.

            (a)   ADMINISTRATIVE CLAIMS.

                  Subject to the Bar Date provisions of the Plan applicable to Administrative Claims, and except to the extent the Debtors and the holder of an Allowed Administrative Claim agree to a different treatment, the Liquidating Trustee shall pay to each holder of an Allowed Administrative Claim an amount equal to such Allowed Administrative Claim in Cash, on the later of (i) the Effective Date or (ii) five days after the date on which said Administrative Claim becomes an Allowed Administrative Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business of the Debtors shall be paid by the Debtors or the Liquidating Trustee, as the case may be, in accordance with the terms and conditions of the particular agreements from which such Allowed Administrative Claims arose.

            (b)   PRIORITY TAX CLAIMS.

                  Except to the extent the Debtors and the holder of an Allowed Priority Tax Claim agree to different treatment, the Liquidating Trustee shall make deferred Cash payments over a period not exceeding six years from the date of assessment of such tax as required by section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that the Liquidating Trust shall have the right to pay any Priority Tax Claim, or any remaining balance of such Claim, in full, at any time on or after the Effective Date, without premium or penalty.

      4.4   TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS.

            (a)   CLASS 1:  PRIORITY CLAIMS.

                  Except to the extent the Debtors and the holder of an Allowed Priority Claim agree to different treatment, the Liquidating Trustee shall pay to each holder of an Allowed Priority Claim Cash, in an amount equal to such Allowed Priority Claim, on the later of (i) the Effective Date or (ii) five days after the date on which said Priority Claim becomes an Allowed Priority Claim, or as soon thereafter as is practicable.

            (b)   CLASS 2:  BANK GROUP CLAIMS.

                  The Bank Group Claims shall be deemed Allowed Claims as of the
Petition Date in the aggregate amount of $              on account of principal
and accrued but unpaid interest through the Petition Date. On the Effective Date, the holders of Bank Group Claims shall each be issued Class A Trust Units in accordance with the provisions of the Liquidating Trust Agreement in the amount of their Allowed Claims. The Liquidating Trust Agreement shall provide that the Bank Group Claims represented by the Class A Trust Units will be paid in full, with interest, before any Distributions are made to the holders of any other Claims or Class of Claims or Liquidating Trust Units, except for Allowed Administrative

Claims, Allowed Priority Tax Claims, and Allowed Priority Claims, if any. Interest on the Bank Group Claims will accrue and be paid, if paid, on the Allowed amount of such Claims as of the Petition Date and at the applicable non-default contract rate specified in the Credit Agreement. In addition to the foregoing, the Bank Group (or the Bank Group Agent, as the case may be) will retain the Bank Group Liens. The Bank Group Claims are impaired and, thus, each holder of the Bank Group Claim is entitled to vote to accept or reject the Plan.

            (c)   CLASS 2(A):  OTHER SECURED CLAIMS.

                  At the sole option of the Debtors or the Liquidating Trustee, as the case may be, on the later of (x) the Effective Date, or (y) for Claims in Class 2(a) that were Disputed Claims and have become Allowed Secured Claims, as soon thereafter as is practicable, such Allowed Secured Claims shall: (i) be Reinstated; or (ii) receive the Collateral securing such Allowed Secured Claim; or (iii) receive Cash in an amount, not to exceed the Allowed amount of such Claim or equal to the proceeds actually realized from the sale of any Collateral securing such Claim, less the actual costs and expenses of disposing of such Collateral; or (iv) receive such other treatment as may be agreed upon by the Debtors or the Liquidating Trustee, as the case may be, and the holder of an Allowed Secured Claim. In the event that the Debtors or the Liquidating Trustee elects, pursuant to option (ii) above, to distribute to the holder of an Allowed Secured Claim the Collateral securing such Allowed Secured Claim, the holder of such Allowed Secured Claim shall bear all expenses relating to the transfer of possession and rights in the Collateral, including, but not limited to, storage expenses. Holders of Allowed claims in Class 2(a) are not impaired and, thus, each such holder is not entitled to vote to accept or reject the Plan in its capacity as a holder of such Claim.

            (d)   CLASS 3:  GENERAL UNSECURED CLAIMS.

                  On the Effective Date, each holder of an Allowed General Unsecured Claim in Class 3 shall be issued Class B Liquidating Trust Units in accordance with the provisions of the Liquidating Trust Agreement in the amount of each holder's Allowed General Unsecured Claim. Class 3 Claims shall include the Debenture Claims, which shall be deemed Allowed Claims as of the Petition Date in the aggregate amount of $71,412,251.59 on account of principal and accrued, but unpaid, interest through the Petition Date. The Liquidating Trust Agreement shall provide that Allowed General Unsecured Claims represented by the Class B Trust Units will be paid in full, with interest, prior to the payment of any amounts to the holder of the LMI Interest represented by Class C Trust Units, but only after full payment of the Bank Group Claims in accordance with the Plan and the Liquidating Trust Agreement. Interest on Allowed General Unsecured Claims will accrue and be paid, if paid, on the Allowed amount of such Claims as of the Petition Date and at the non-default rate specified in any valid contract upon which such Allowed General Unsecured Claim is or was based or, if no rate is specified or no such contract exists, at the federal judgment rate as of the Petition Date. Holders of Allowed General Unsecured Claims in Class 3 are impaired and are entitled to vote to accept or reject the Plan.

            (e) CLASS 4:  LMI INTEREST.

                  On the Effective Date, the holder of the LMI Interest shall be issued Class C Liquidating Trust Units in accordance with the provisions of the Liquidating Trust Agreement in an amount equal to the stated liquidation value of the LMI Interest. The Liquidating Trust Agreement shall provide that the LMI Interest represented by the Class C Trust Units will be paid only after the Bank Group Claims and all Allowed General Unsecured Claims have been paid in full and proper reserve for any Disputed Claims has been made in accordance with the Plan and the Liquidating Trust Agreement. As of the Effective Date, all dividends on or relating to the LMI Interest shall cease to accrue and shall not be issued or paid by the issuance of Liquidating Trust Units or in any other manner or form. The LMI Interest is impaired and, thus, the holder of the LMI Interest is entitled to vote to accept or reject the Plan in its capacity as a holder of such Interest.

            (f)   CLASS 5:  HIGI INTERESTS.

                  Holders of HIGI Interests shall receive no property under the Plan and the HIGI Interests shall be cancelled on and as of the Effective Date. The holders of the HIGI Interests are impaired and, for purposes of the Plan, each holder of a HIGI Interest is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

      4.5   IMPLEMENTATION OF THE PLAN.

            (a)   THE LIQUIDATING TRUST.

                  Establishment of the Trust. On the Effective Date, the Debtors, on their own behalf and on behalf of the Trust Holders (i.e. holders of Allowed Claims in Classes 2 through 4) shall execute the Liquidating Trust Agreement and shall take all other steps necessary to establish the Liquidating Trust. The Liquidating Trust Agreement shall contain provisions customary to trust agreements utilized in comparable circumstances, including, but not limited to, any and all provisions necessary to ensure the treatment of the Liquidating Trust as a liquidating trust for United States federal income tax purposes.

                  Issuance of New HIGI Stock and Transfer of Other Trust Assets. On the Effective Date, the Debtors shall issue the New HIGI Stock and transfer all of their right, title and interest in and to all other Trust Assets to the Liquidating Trust, free and clear of any lien, Claim or Interest in such property of any other Person except for the Bank Group Liens or as otherwise provided for in the Plan or the Liquidating Trust Agreement. Title to all Trust Assets shall vest in the Liquidating Trust on the Effective Date. The Debtors or such other Persons that may have possession or control of such Trust Assets shall transfer possession or control of such Trust Assets to the Liquidating Trustee and shall execute documents or instruments necessary to effectuate such transfers.

                  Transfer for the Benefit of Trust Holders. The transfer of the Trust Assets to the Liquidating Trust shall be made for the benefit of the Trust Holders, whether the Claims of Trust Holders are Allowed on or after the Effective Date of the Plan. In this regard, the Trust Assets will be transferred to the Trust Holders to be held by the Debtors on their behalf. Immediately thereafter, on behalf of the Trust Holders, the Debtors shall transfer the Trust Assets to the Liquidating Trust in exchange for the Liquidating Trust Units, which units shall be distributed by the Liquidating Trustee to the Trust Holders in exchange for their Allowed Claims or Interests in accordance with the Plan and the Liquidating Trust Agreement. Upon the transfer of the Trust Assets, the Liquidating Trustee shall succeed to all of the Debtors' right, title and interest in the Trust Assets and the Debtors will have no further interest in or with respect to the Trust Assets or the Liquidating Trust. For all United States federal income tax purposes, all parties (including, without limitation, the Debtors, the Liquidating Trustee, and the Trust Holders) shall treat the transfer of Trust Assets to the Liquidating Trust described in Section 1.2 of the Liquidating Trust Agreement and the Plan (and any subsequent transfers of Assets) as a transfer to the Trust Holders followed by a transfer by such Trust Holders to the Liquidating Trust, and the beneficiaries of the Liquidating Trust shall be treated as the grantors and owners thereof.

                  Purpose of the Liquidating Trust. The Liquidating Trust shall be established for the sole purpose of liquidating the Trust Assets, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Liquidating Trust. Subject to definitive guidance from the IRS, all parties shall treat the Liquidating Trust as a liquidating trust for United States federal income tax purposes.

                  Termination. The Liquidating Trust will terminate on the earlier of (a) thirty (30) days after the full and final Distribution of the Trust Assets or proceeds thereof in accordance with the terms of the Liquidating Trust Agreement and the Plan, and (b) the fifth (5th) anniversary of the Effective Date; provided, however, that within six months of the fifth (5th) anniversary of the Effective Date, the Court, upon a motion by the Liquidating Trustee or any party in interest, may extend the term of the Liquidating Trust for an additional term of not more than five (5) years if it is necessary for the liquidation of the Trust Assets. Multiple extensions may be obtained so long as Court approval is obtained within six months of the beginning of each such extended term. Notwithstanding the foregoing, the Liquidating Trustee shall not unduly prolong the duration of the Liquidating Trust and shall at all times endeavor to resolve, settle or otherwise dispose of all property and Claims that constitute Trust Assets and to effect the full and final Distribution of the Trust Assets to the Trust Holders in accordance with the terms hereof and the Liquidating Trust Agreement and thereafter terminate the Liquidating Trust as soon as practicable.

            (b)   LIQUIDATING TRUSTEE AND TRUST ADVISORY BOARD.

                  Appointment. Stephen L. Kibblehouse shall be appointed as the Liquidating Trustee and shall hold such position until his removal, resignation or death. There shall also be appointed a Trust Advisory Board composed of the Liquidating Trustee and a maximum of four (4) other individual persons designated by the Trust Holders as set forth in the Liquidating Trust Agreement. In the event that the Trust Advisory Board is not formed or ceases to exist for any reason, all references in the Liquidating Trust Agreement to required approval or other action of such Trust Advisory Board shall be of no force or effect or shall be deemed to be references to the Liquidating Trustee, as appropriate.

                  Action by Trust Advisory Board. The Trust Advisory Board will direct the actions of Liquidating Trustee in the exercise of the authority granted to the Liquidating Trustee under the Plan and Liquidating Trust Agreement. Unless otherwise specified in the Liquidating Trust Agreement, any action taken or direction given by the Trust Advisory Board shall be taken or given by a majority of the members of the Trust Advisory Board. The Liquidating Trust shall not and shall not be authorized to enter into any agreement or consummate any transaction involving the sale of the stock, assets, operations or business of any Surviving Debtor Entity or Insurance Company Subsidiary unless at least eighty percent (80%) of the members then comprising the Trust Advisory Board have voted in favor of any such sale. The Trust Advisory Board shall be authorized to adopt by-laws consistent with the Plan and the Liquidating Trust Agreement to govern its activities.

            (c) ISSUANCE OF LIQUIDATING TRUST UNITS AND APPLICABILITY OF SECURITIES LAWS.

                  Stated Value and Accrued Interest. The stated value of each Liquidating Trust Unit shall be one dollar. Interest accruing on or with respect to a Claim or Class of Claims shall accrue on the basis of one Liquidating Trust Unit for every dollar of interest accrued. Notwithstanding any other provisions of the Plan, only whole numbers of Liquidating Trust Units shall be issued and all Claims, and any interest accruing on Claim, shall be rounded to the nearest dollar.

                  Issuance by Book Entry. All Liquidating Trust Units shall be uncertificated and issued to Trust Holders by book entry only in the register maintained by the Liquidating Trustee. The Liquidating Trustee shall not be required to send any notice to Trust Holders upon the issuance of the Liquidating Trust Units or the updating of any book entries on account of accrued interest on Claims or otherwise. Notwithstanding the foregoing, upon request made to the Liquidating Trustee in writing by a Trust Holder, the Liquidating Trustee shall confirm the amount and class of Liquidating Trust Units then issued in the name of such Trust Holder.

                  Securities Laws. Under section 1145 of the Bankruptcy Code, the issuance of Liquidating Trust Units shall be exempt from registration under the Securities Act of 1933 and applicable state and local laws requiring registration of securities. The Liquidating Trustee will not attempt to register the Liquidating Trust Units under any state or federal securities law at any time, and the Liquidating Trustee, with the advice of counsel, will take such action as it deems necessary to ensure that the Liquidating Trust will not at any time be required to comply with the registration and reporting requirements of the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended or any other state or local law requiring the registration of securities.

                  Transfer of Liquidating Trust Units. The Liquidating Trust Units shall be transferable by the Trust Holders upon and after issuance, however, neither the Liquidating Trustee nor the Trust Advisory Board will at any time shall seek to have the Liquidating Trust Units listed on any exchange or on the over-the-counter market after the Effective Date. The Liquidating Trustee, with the advice and consent of the Trust Advisory Board, may at any time establish procedures governing the transfer of Liquidating Trust Units, including, without limitation, the imposition of fees in such amounts as may be deemed necessary or appropriate in relation to the costs of maintaining the register of Trust Holders. Notwithstanding the foregoing, no assignment, pledge, mortgage, sale, transfer or other disposition (a "Transfer") of any Liquidating Trust Units shall be permitted until the proposed transferor has delivered to the Liquidating Trustee at the proposed transferor's sole expense a written opinion satisfactory to the Liquidating Trustee from legal counsel satisfactory to the Liquidating Trustee providing, and the Liquidating Trustee has concluded, that such Transfer would not (i) result in a violation of, or require registration of the Liquidating Trust Units under, the Securities Act of 1933, as amended, or any state securities laws; (ii) result in a violation of, or require the Liquidating Trust to register as an investment company under, the Investment Company Act of 1940, as amended; (iii) result in a violation of, or require the Liquidating Trust to make any filings or obtain approvals or qualifications under, the Trust Indenture Act of 1939, as amended; (iv) result in a violation of any other law, rule or regulation by the Liquidating Trust or any Trust Holder; (v) result in the Liquidating Trust being subjected to any additional regulatory requirements or restrictions; (vi) cause an "ownership change" within the meaning of section 382 of the IRC within two years following the Effective Date; (vii) if the Liquidating Trust is deemed to be a partnership for United States federal income tax purposes, result in the treatment of the Liquidating Trust as a "publicly traded partnership" within the meaning of section 7704 of the IRC and the Treasury Regulations promulgated thereunder; or (viii) result or potentially result in any adverse tax or other consequences to the Liquidating Trust, the assets held by it, or the Debtors. Any purported Transfer in violation of the foregoing will not be registered on the register maintained by the Liquidating Trustee. The Liquidating Trustee shall provide the proposed transferor with any and all information necessary to enable such proposed transferor to provide the opinion as described in this Section.

            (d)   SURVIVING DEBTOR ENTITIES AND INSURANCE COMPANY
SUBSIDIARIES.

                  Corporate Structure. Through the Liquidating Trust's position as direct or indirect equity owner of each of the Surviving Debtor Entities, the Liquidating Trustee shall cause the Surviving Debtor Entities to act consistently with the purposes and provisions of the Liquidating Trust and the Liquidating Trust Agreement. The Liquidating Trustee may authorize and direct the merger, consolidation, dissolution of or other restructuring transaction with respect to any of the Surviving Debtor Entities to the extent deemed necessary and appropriate by the Liquidating Trustee and Trust Advisory Board. Through the Liquidating Trust's position as direct or indirect equity owner of each of the Insurance Company Subsidiaries, the Liquidating Trustee shall cause the Insurance Company Subsidiaries to act consistently with the purposes and provisions of the Liquidating Trust and the Liquidating Trust Agreement and, in addition, any and all supervisory orders, protective orders or other requirements of the State Departments of Insurance. Subject to any and all consents, conditions, or requirements of the State Departments of Insurance, the Liquidating Trustee and Trust Advisory Board may authorize and direct the merger, consolidation, dissolution of or other restructuring transaction with respect to any of the Insurance Company Subsidiaries to the extent deemed necessary and appropriate by the Liquidating Trustee and Trust Advisory Board.

                  Liquidating Trustee as Director. Subject to the requirements of other applicable law or the State Departments of Insurance, the Liquidating Trustee may serve or continue to serve as a member of the board of directors of any Surviving Debtor Entity or Insurance Company Subsidiary.

                  Regulatory Authority of State Departments of Insurance. Nothing in the Plan attempts to limit the authority or ability of the State Departments of Insurance to regulate the businesses, operations or activities of the Insurance Company Subsidiaries.

            (e)   DISTRIBUTION PROVISIONS.

                  Annual Distributions from the Liquidating Trust. On each Annual Distribution Date, the Liquidating Trust shall distribute all Available Cash from the Liquidating Trust to the Trust Holders (or the relevant Paying Agent, as the case may be), after making reserve for Disputed Claims; provided, however, that the Liquidating Trustee shall not be required to distribute Available Cash on each Annual Distribution Date if the aggregate Distribution on such date would not exceed $10,000 in value.

                  Quarterly Distributions from the Liquidating Trust. On each Quarterly Distribution Date, the Liquidating Trust shall distribute all Available Cash from the Liquidating Trust to the Trust Holders (or the relevant Paying Agent, as the case may be), after making reserve for Disputed Claims; provided, however, that the Liquidating Trustee shall not be required to distribute Available Cash on each Quarterly Distribution Date if the aggregate Distribution on such date would not exceed $300,000 in value.

                  Distributions from HIGI and HIGI Subsidiaries. In furtherance of the foregoing, the Liquidating Trustee shall cause HIGI and HIGI shall cause each other Surviving Debtor Entity and, to the extent permitted by the applicable State Departments of Insurance, the Liquidating Trustee and each Surviving Debtor Entity shall cause each Insurance Company Subsidiary to distribute to the Liquidating Trust on or before each Distribution Date (or such earlier time as required to be included in the Distribution by the Liquidating Trust on such Distribution Date) all of the Cash of HIGI and each such HIGI Subsidiary, less (i) any amounts required or which may be required for the payment of taxes, (ii) subject to Trust Advisory Board approval, any other reasonable and necessary expenses of HIGI and each such HIGI Subsidiary, and
(iii) such other amounts as are determined necessary by the Trust Advisory Board to cover anticipated future expenses of the Liquidating Trust. Notwithstanding the foregoing, HIGI and the HIGI Subsidiaries need not, and the Liquidating Trustee shall not direct HIGI or the HIGI Subsidiaries to, distribute Cash in amounts which fall below certain minimum thresholds established by the Trust Advisory Board and the Liquidating Trustee from time to time.

                  Manner of Payment of Distributions. All Distributions to Trust Holders from the Liquidating Trust shall be made according to the priorities set forth in the Plan and described in Section 4.4 above, payable only to Trust Holders of Record and, as to each such Trust Holder within a Class then entitled to payment, in amounts equal to such Trust Holders' Ratable Share of the Distribution. All Distributions to Trust Holders from the Liquidating Trust shall be payable in Cash by wire transfer, check, or such other method as the Liquidating Trustee deems appropriate under the circumstances. The Liquidating Trustee shall withhold from the Distribution of any Trust Holder any amount which the Liquidating Trustee determines to be required by any federal, state, local or foreign taxing authority, or by any law, regulation, rule, ruling, directive or other governmental requirement.

                  Distributions on Non-Business Days. Any payment or Distribution due on a day other than a Business Day shall be made, without interest, on the next Business Day.

                  No Distribution Pending Allowance. Notwithstanding any other provision of the Plan, no Cash or other property shall be distributed, and no Liquidating Trust Units shall be issued, under the Plan or Liquidating Trust Agreement on account of any Disputed Claim or Interest, unless and until such Claim or Interest becomes an Allowed Claim or Interest.

                  No Distribution in Excess of Allowed Amounts. Notwithstanding anything to the contrary contained in the Plan or the Liquidating Trust Agreement, no holder of an Allowed Claim or Interest shall receive Distributions of a value which exceed the Allowed amount of such Claim or Interest as of the Petition Date, plus any accrued interest provided for in the Plan. The foregoing shall not limit holders of Disputed Claims from receiving accrued interest as provided in the Plan, if such holders' Disputed Claims become Allowed. In the event that the Allowed Claims and Interests of all Trust Holders shall have been paid in full in accordance with the Plan and the Liquidating Trust Agreement, all excess or subsequent Distributions (and any Unclaimed Distributions which become excess Distributions) shall be made to the Clerk of the Bankruptcy Court for distribution to creditors who shall make their claims upon the Clerk in accordance with Bankruptcy Rule 3011 and section 347(a) of the Bankruptcy Code (notwithstanding the usual inapplicability of such provisions in chapter 11 bankruptcy cases). Upon full and final tender of such Distributions to the Clerk of the Bankruptcy Court, the Liquidating Trustee, the Trust Advisory Board and each of their respective employees, representatives and agents shall be fully discharged and released from any claims of any Person to such Distributions.

                  De Minimis Distributions. Notwithstanding anything to the contrary contained in the Plan or the Liquidating Trust Agreement, the Liquidating Trustee shall not be required to distribute Cash to the holder of an Allowed Claim or Interest if the amount of Cash to be distributed on account of such Claim is less than $25. Any holder of an Allowed Claim on account of which the amount of Cash to be distributed is less than $25 shall have such Claim discharged and shall be forever barred from asserting any such Claim against the Debtors, the Liquidating Trust, or their respective property. Any Cash not distributed pursuant to this provision shall be the property of the Liquidating Trust, free of any restrictions thereon.

                  Unclaimed Distributions. Any Unclaimed Distributions, and all interest, dividends, and other earnings thereon, shall be held and segregated in sub-accounts of the Liquidating Trust for the benefit of the Trust Holders entitled thereto under the terms of the Plan and the Liquidating Trust Agreement. All such Unclaimed Distributions shall be held for a period of one year following the applicable Distribution Date and during such period shall be released from the Liquidating Trust and delivered to Trust Holders entitled thereto only upon presentation of proper proof by such Trust Holders of such entitlement. At the end of one year following the relevant Distribution Date of any Unclaimed Distributions, the Trust Holders theretofore entitled to such Unclaimed Distributions shall cease to be entitled thereto and the Unclaimed Distributions for each such Trust Holder shall then be distributed on a Ratable basis to the Trust Holders who have received and have claimed Distributions and who are otherwise entitled to further Distributions pursuant to the Plan and if no such Trust Holders then exist, such Unclaimed Distributions shall be distributed to the Clerk of the Bankruptcy Court for distribution to creditors who shall make their claims upon the Clerk in accordance with Bankruptcy Rule 3011 and section 347(a) of the Bankruptcy Code. The Liquidating Trustee shall pay, or cause to be paid, out of the funds held in any sub-account, all taxes imposed by any federal, state and local taxing authorities, and any foreign taxing authorities, on the income generated by the funds held in such sub-account. The Liquidating Trustee shall also file, or cause to be filed any tax or information return related to any sub-account. All Cash held in such sub-accounts shall be invested in accordance with section 5.5 of the Liquidating Trust Agreement and section 345 of the Bankruptcy Code, as modified by the relevant Orders of the Court for investments made by the Debtors during the Chapter 11 Cases. The earnings on such investments shall be held in trust as an addition to the balance of the sub-accounts for the benefit of the Trust Holders entitled to such Unclaimed Distributions, and shall not constitute property of the Liquidating Trust.

            (f)   ALLOCATION OF TAX ITEMS.

                  Unless otherwise required by applicable tax law, items of income, gain, loss and deduction recognized or incurred by the Liquidating Trust and the amount of distributions received by the Liquidating Trust shall be allocated ratably among the Trust Holders who are entitled to receive Distributions in the tax year in accordance with the priorities set forth in the Plan and Liquidating Trust Agreement, provided that where more than one Class of Trust Holders actually receives a Distribution in a tax year, such items of income, gain, loss and deduction, and such distributions received by the Liquidating Trust, shall be allocated ratably based upon the amount of each Distribution made to such Classes of Trust Holders.

            (g)   SETOFFS.

                  The Debtors and the Liquidating Trustee, as the case may be, are authorized, pursuant to section 553 of the Bankruptcy Code, to set off against any Allowed Claim and the Distributions to be made on account of such Allowed Claim, the claims, rights and Causes of Action of any nature that the Debtors or the Liquidating Trustee may at any time hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim shall constitute a waiver or release by the Debtors or the Liquidating Trustee of any such claims, rights and Causes of Action that the Debtors or the Liquidating Trustee may at any time possess against such holder.

            (h)   DISTRIBUTIONS TO HOLDERS OF DISPUTED CLAIMS AND INTERESTS.

                  Resolution of Disputed Claims. No Liquidating Trust Units shall be issued and no Distribution or payment shall be made on account of a Disputed Claim or Interest until such Disputed Claim or Interest becomes an Allowed Claim or Interest. Unless otherwise ordered by the Bankruptcy Court, after the Effective Date, the Liquidating Trustee, under the direction of the Trust Advisory Board, shall succeed to the Debtors' right to make and file objections to Claims and Interests and settle, compromise or otherwise resolve all such objections previously made or filed by the Debtors. The Debtors or the Liquidating Trustee, as the case may be, shall file all objections to Claims and Interests as soon as practicable, but in no event later than (i) ninety (90) days after the later to occur of the Effective Date or the applicable Bar Date, or (ii) such other time as may be fixed or extended by the order of the Bankruptcy Court. All objections to Claims and Interests filed by the Debtors and the Liquidating Trustee shall be filed and resolved in accordance with all applicable provisions of the Bankruptcy Code and Bankruptcy Rules and the Bankruptcy Court will retain jurisdiction to resolve such objections pursuant to section 502 of the Bankruptcy Code after the Effective Date.

                  Distributions when a Disputed Claim or Interest Becomes Allowed or is Disallowed. On each Distribution Date, the Liquidating Trustee shall reserve and segregate Cash sufficient to pay holders of Disputed Claims and Interests their Ratable Share, if any, of the Available Cash distributed to Trust Holders on such Distribution Date. Any such Cash reserved shall be held and segregated in sub-accounts of the Liquidating Trust for the benefit of holders of Disputed Claims and Interests. In the event a Disputed Claim or Interest is ultimately Allowed, the holder of such previously Disputed Claim or Interest shall be issued Liquidating Trust Units in accordance with the treatment of Classes of Claims or Interests set forth in the Plan, and on the next succeeding Distribution Date, shall be entitled to such holder's Ratable Share of any Distributions previously made on account of the Class of Liquidating Trust Units issued to such holder. Any Cash reserved and held in sub-accounts for the benefit of a holder of a Disputed Claim or Interest which is subsequently Disallowed, in whole or in part, shall be distributed as Available Cash on the next succeeding Distribution Date in accordance with the provisions of the Plan and the Liquidating Trust Agreement. The Liquidating Trustee shall pay, or cause to be paid, out of the funds held in any sub-account, all taxes imposed by any federal, state and local taxing authorities, and any foreign taxing authorities, on the income generated by the funds held in such sub-account. The Liquidating Trustee shall also file, or cause to be filed, any tax or information return related to any sub-account. All Cash held in such sub-accounts shall be invested in accordance with section 5.5 of the Liquidating Trust Agreement and section 345 of the Bankruptcy Code, as modified by the relevant Orders of the Court for investments made by the Debtors during the Chapter 11 Cases. The earnings on such investments shall be held in trust as an addition to the balance of the sub-accounts for the benefit of the Trust Holders entitled to such Distributions, and shall not constitute property of the Liquidating Trust.

                  Late Claims. Except as otherwise expressly provided in the Plan, any Claim which is not deemed filed pursuant to section 1111(a) of the Bankruptcy Code, or for which a Proof of Claim is not timely filed pursuant to the Bankruptcy Code, Bankruptcy Rules or any order of the Court setting a Bar Date, shall not be treated as an Allowed Claim and shall be expunged from the Claims register in the Chapter 11 Cases without need for any further notice, motion, objection or order.

                  Estimation of Claims. The Debtors or the Liquidating Trustee, as the case may be, may request that the Bankruptcy Court estimate any Claim subject to estimation under section 502(c) of the Bankruptcy Code and for which the Debtors may be liable under the Plan, including any Claim for taxes, to the extent permitted by section 502(c) of the Bankruptcy Code, regardless of whether any party in interest previously objected to such Claim. The Bankruptcy Court will retain jurisdiction to estimate any Claim pursuant to section 502(c) of the Bankruptcy Code at any time during litigation concerning any objection to any Claim.

                  Procedure. All of the Claims objection, estimation and resolution procedures described in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently objected to, compromised, settled, withdrawn or resolved by any mechanism set forth in the Plan, the Bankruptcy Code, or otherwise approved by the Bankruptcy Court.

            (i)   INTERCOMPANY CLAIMS.

                  On and as of the Effective Date, the Debtors' Estates shall be substantively consolidated for purposes of distributions under the Plan and the Liquidating Trust, and all Intercompany Claims shall be deemed forever released, waived and discharged.

            (j)   EXPENSE REIMBURSEMENT AND INDEMNITY.

                  The Liquidating Trustee and each member of the Trust Advisory Board shall be entitled to receive reimbursement for actual out-of-pocket expenses reasonably incurred by such persons in the performance of their duties under the Liquidating Trust Agreement and which are not otherwise reimbursed or reimbursable to such persons from another source. Such Persons shall also be entitled to indemnification as provided for in the Liquidating Trust Agreement.

            (k)   CLAIMS PAYMENT SUCCESS FEES.

                  On or after the Effective Date, the Liquidating Trust shall enter into the Success Fee Agreement with a limited liability company formed or to be formed by the Liquidating Trustee.

            (l)   EXEMPTION FROM TRANSFER TAX.

                  Pursuant to section 1146(c) of the Bankruptcy Code, the issuance and transfer of the Trust Assets to the Liquidating Trust on or shortly after the Effective Date by the Debtors or the holders of Allowed Claims shall not be subject to any stamp, real estate transfer, mortgage, recording or other similar tax.

            (m)   CANCELLATION OF THE HIGI INTERESTS.

                  As of the Effective Date, the HIGI Interests shall be cancelled and retired and no consideration will be paid or delivered with respect thereto. Notwithstanding the foregoing, the holders of HIGI Interests will not be required to surrender any stock certificate, warrants or other evidence of such Interests.

            (n)   CANCELLATION OF AGREEMENTS.

                  On the Effective Date, except as otherwise provided for in the Plan, the Credit Agreement, the Debentures, and any other agreement, note, bond, indenture, instrument or document evidencing or creating a Claim (the "Instruments") will be deemed cancelled and of no further force or effect with respect to the Debtors without any further action on the part of the Bankruptcy Court or any other Person. The holders of such cancelled Instruments will have no

Claims against the Debtors for payment of or on such Instruments except for the rights provided pursuant to the Plan. Each Instrument that is administered by a Paying Agent shall continue in effect solely for the purposes of (a) allowing such Paying Agent to further distribute Distributions to Trust Holders under the Plan and the Liquidating Trust Agreement, and (b) permitting such Paying Agent to maintain any rights or liens it may have for fees, costs, expenses and indemnification under such Instrument (all of which such fees, costs, expenses and indemnification shall be paid only from the Distributions made to such Paying Agent under the Plan and the Liquidating Trust Agreement).

            (o)   DEBTORS' CONTINUED CORPORATE EXISTENCE AND VESTING OF
ASSETS.

                  Notwithstanding anything to the contrary contained in the Plan, the Liquidating Trust Agreement or any other agreement or instrument relating thereto, each Debtor shall continue to exist on and after the Effective Date as a separate entity with all the powers of a corporation under the laws of its respective state of incorporation and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable law. Except as provided in the Plan or in the Liquidating Trust Agreement regarding the transfer to the Liquidating Trust of the Trust Assets, or any other agreement or instrument relating thereto, on and after the Effective Date all remaining Assets of the Debtors (i.e. Interests in subsidiaries) shall vest in each respective Debtor, free and clear of all Liens, Claims or other encumbrances, except, to the extent applicable, the Bank Group Liens. Schedule 5.15 of the Plan sets forth the identity of all individual persons proposed to serve as officers and directors of the Debtors after confirmation of the Plan.

            (p)   OBLIGATIONS INCURRED AFTER THE CONFIRMATION DATE.


                  Payment obligations incurred after the date and time of entry of the Confirmation Order, including, without limitation, the reasonable Professional fees of the Debtors through the Effective Date, shall not be subject to application or Proof of Claim and may be paid by the Debtors, or after the Effective Date by the Liquidating Trust in accordance with the Liquidating Trust Agreement, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval, as Administrative Claims. Pursuant to the terms of the Liquidating Trust Agreement, the payment of any such obligations by the Liquidating Trust shall require Trust Advisory Board approval.

      4.6   EXECUTORY CONTRACTS.

            (a)   ASSUMPTION, ASSIGNMENT AND REJECTION.

                  As of the Effective Date, all executory contracts and unexpired leases of each Debtor, including, without limitation, those executory contracts identified by the Debtors in the Schedules, shall be deemed rejected by such Debtor pursuant to the provisions of section 365 of the Bankruptcy Code, except (a) any executory contract or unexpired lease that has been or is the subject of a motion to assume or assume and assign Filed pursuant to section 365 of the Bankruptcy Code by any of the Debtors before the Effective Date, or (b) any executory contract or unexpired lease listed in the schedule attached to the Plan as Schedule 6.1. Schedule 6.1 lists all contracts that will be assumed and assumed and assigned on and as of the Effective Date and sets forth, for each contract identified thereon, the name and address of the counterparty or counterparties to the contract and the dollar amount of any cure payment that the Debtors will pay to such counterparty or counterparties on and as of the Effective Date.

            (b)   CURE OF MONETARY DEFAULTS.

                  At the election of the relevant Debtor, any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code, in one of the following ways: (a) by payment of the default amount in Cash on the Effective Date; or (b) on such other terms as agreed to by the parties to such executory contract or unexpired lease. In the event of a dispute regarding (i) the amount of any cure payments, (ii) the ability of the Debtor that is a party thereto to provide adequate assurance of future performance under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, then the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving assumption.

            (c)   REJECTION DAMAGES BAR DATE.

                  If the rejection by any Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against such Debtor or the Liquidating Trust or the properties of either of them unless a Proof of Claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Debtors and Liquidating Trustee on or before the earlier of (i) thirty (30) days after the date of service of an order of the Court authorizing such rejection including the Confirmation Order, or (ii) such other period set by the Court. If and when Allowed, any such rejection damages Claim for which a Proof is timely filed shall be classified as a General Unsecured Claim and shall be entitled to the treatment afforded such Claims as set forth in the Plan.

            (d)   CONTRACTS AND LEASES ENTERED INTO AFTER THE PETITION DATE.

                  Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by any Debtor shall be performed by the Liquidating Trust, and any such executory contracts, unexpired leases and other obligations shall survive and remain unaffected by entry of the Confirmation Order.

                                    ARTICLE 5
                  EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

      5.1   JURISDICTION OF COURT.

            Until the Effective Date, the Court shall retain jurisdiction over the Debtors and their Estates. Thereafter, jurisdiction of the Court shall be limited to the subject matters set forth in section 11.2 of the Plan, as described in Section 8.2 below.

      5.2   BINDING EFFECT.

            Except as otherwise provided in section 1141(d) of the Bankruptcy Code, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Interest in, the Debtors and their respective successors and assigns, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

      5.3   TERM OF INJUNCTIONS OR STAYS.

            Unless otherwise provided in the Plan, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of: (1) the Final Claims Resolution Date or (2) the Effective Date.

      5.4   RIGHTS AND CAUSES OF ACTION.

            On the Effective Date, the Liquidating Trust shall be deemed to have taken an assignment of, and shall thereafter retain and have the right to enforce, any and all present or future rights, claims or Causes of Action of the Debtors against any Person, including, without limitation, any rights of the Debtors that arose after the Petition Date. The Liquidating Trust may pursue, abandon, settle or release any or all such claims, rights or Causes of Action as it deems appropriate.

      5.5   DISCHARGE.

            (a)   SCOPE.

                  Except as otherwise provided in the Plan or in the Confirmation Order, in accordance with section 1141(d)(1) of the Bankruptcy Code, when the Confirmation Order becomes a Final Order, the Plan and the Confirmation Order shall discharge, effective as of the Effective Date, all debts of, Claims against, Liens on, and Interests in each of the Debtors and the Assets, which arose at any time before the entry of the Confirmation Order. The discharge of the Debtors shall be effective as to each Claim or Interest, regardless of whether a Proof of Claim or Interest therefore was filed, whether the Claim is an Allowed Claim, or whether the holder thereof votes to accept the Plan. On the Effective Date, as to every discharged Claim and Interest, any holder of such Claim or Interest shall be precluded from asserting against such Debtors or Assets any other or further Claim or Interest based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that existed or occurred before the Confirmation Date.

            (b)   INJUNCTION.

                  Except as otherwise provided in the Plan or in the Confirmation Order, as of the Effective Date, all entities that hold a Claim that is discharged as described above or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan, are permanently enjoined from taking any of the following actions on account of such discharged Claims or terminated Interests or rights: (1) commencing or continuing in any manner any action or other proceeding against the Debtors, the Assets, the Liquidating Trust or the Trust Assets; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Assets, the Liquidating Trust or the Trust Assets; (3) creating, perfecting or enforcing any Lien or encumbrance against the Debtors, the Assets, the Liquidating Trust or the Trust Assets; and (4) asserting a setoff, right of subrogation or recoupment of any kind against the Debtors, the Assets, the Liquidating Trust or the Trust Assets.

            (c)   RELEASE OF COLLATERAL.

                  Except with respect to the Liens of the Bank Group and/or Bank Group Agent, and unless a particular Secured Claim is Reinstated or the holder thereof receives the return of its Collateral in respect of such Claim under the
Plan: (i) each holder of a Secured Claim shall on or immediately before the Effective Date (x) turn over and release to the Liquidating Trust any and all property that secures or purportedly secures such Claim; and (y) execute such documents and instruments as the Debtors or the Liquidating Trust requires to evidence such claimant's release of such property; and (ii) on the Effective Date, all claims, right, title and interest in such property shall revert to the Liquidating Trust, free and clear of all Claims and Interests, including (without limitation) Liens, charges, pledges, encumbrances and/or security interests of any kind. No Distribution hereunder shall be made to or on behalf of any holder of such Claim unless and until such holder executes and delivers to the Liquidating Trust such release of Liens. Any such holder that fails to execute and deliver such release of Liens within 180 days of the Effective Date shall be deemed to have no further Claim and shall not participate in any distribution hereunder. Notwithstanding the immediately preceding sentence, any holder of a Disputed Claim shall not be required to execute and deliver such release of Liens until the time such Claim is Allowed or Disallowed.

            (d)   CAUSE OF ACTION INJUNCTION.

                  On and after the Effective Date, all Persons other than the Liquidating Trustee will be permanently enjoined from commencing or continuing in any manner any action or proceeding (whether directly, indirectly, derivatively or otherwise) on account of any claim, debt, right or Cause of Action that the Liquidating Trust retains sole and exclusive authority to pursue in accordance with the Liquidating Trust Agreement.

      5.6   PRESERVATION OF INSURANCE.

            The provisions of the Plan shall not diminish or impair in any manner the enforceability and coverage of any insurance policies that may cover Claims against the Debtors or any other Person including, without limitation, the D&O Insurance.

                                    ARTICLE 6
                           CONDITIONS TO CONFIRMATION
                        AND OCCURRENCE OF EFFECTIVE DATE

      6.1   CONDITIONS TO CONFIRMATION.

            The Plan may not be confirmed unless the Disclosure Statement Order shall have been entered and shall have become a Final Order, and the Confirmation Order shall have been entered and is in form and substance reasonably acceptable to the Debtors.

      6.2   CONDITIONS TO OCCURRENCE OF EFFECTIVE DATE.

            The Effective Date of the Plan may not occur unless (i) the Confirmation Order shall have been entered and shall have become a Final Order,
(ii) the Liquidating Trust Agreement and the Success Fee Agreement, both in form and substance reasonably acceptable to the Debtors, the Bank Group and the Liquidating Trustee, shall have been approved by the Court pursuant to a Final Order (which may be the Confirmation Order) and duly authorized, executed and delivered by the parties thereto, and (iii) all Administrative Claims of Professionals requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, and 331 of the Bankruptcy Code for services rendered before the Confirmation Date shall have been paid in accordance with the provisions of section 11.1(b) of the Plan.

      6.3 EFFECT OF NONOCCURRENCE OF THE CONDITIONS TO OCCURRENCE OF EFFECTIVE DATE.

            If each of the conditions to the occurrence of the Effective Date have not been satisfied or duly waived, with the consent of the Bank Group, on or before the date which is no later than the first Business Day after ninety
(90) days after the Confirmation Order is entered, or by such later date as is approved by the Court after notice and a hearing, then, upon motion by any party in interest, the Confirmation Order may be vacated by the Court; provided, however, that, notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if each of the conditions to occurrence of the Effective Date is either satisfied or duly waived, with the consent of the Bank Group, before the Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to this Section, the Plan shall be null and void in all respects, and nothing contained in the Plan shall
(a) constitute a waiver or release of any Claims by or against, or Interests in, the Debtors, or (b) prejudice in any manner the rights of any of the Debtors or of any other party in interest, including, without limitation, the right to seek an extension of the exclusivity periods under section 1121(d) of the Bankruptcy Code.

                                    ARTICLE 7
                               SEVERABILITY OF AND
                             AMENDMENTS TO THE PLAN

      7.1   SEVERABILITY OF PLAN.

            The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan as it applies to any particular Debtor. The Debtors reserve the right to make non-substantive changes in the Plan to the extent such changes are necessary to facilitate the withdrawal of a Debtor from the Plan. The revocation or withdrawal by a Debtor shall not affect the Plan as the plan of reorganization of the other Debtors. If a Debtor revokes or withdraws from the Plan (a) nothing contained in the Plan shall be deemed to constitute a waiver or release of any Claims by or against such Debtor, or to prejudice in any manner the rights of such Debtor or any persons in any further proceedings involving such Debtor, and (b) any provisions of any Confirmation Order with respect to such Debtor shall be null and void and all such rights of or against such Debtor shall exist as though the Plan had not been filed and no actions taken to effectuate it. A determination by the Bankruptcy Court that the Plan, as it applies to any particular Debtor, is not confirmable pursuant to section 1129 of the Bankruptcy Code shall not limit or affect the confirmability of the Plan as it applies to any other Debtor, or the Debtors' ability to modify the Plan as it applies to any particular Debtor to satisfy the confirmation requirements of section 1129 of the Bankruptcy Code. Each provision of the Plan shall be considered severable and, if for any reason any provision or provisions in the Plan are determined to be invalid and contrary to any existing or future law, the balance of the Plan shall be given effect without relation to the invalid provision.

      7.2   PRECONFIRMATION AMENDMENT.

            The Debtors may, with the consent of the Bank Group, modify the Plan at any time prior to the entry of the Confirmation Order provided that the Plan, as modified, and the Disclosure Statement pertaining thereto meet applicable Bankruptcy Code requirements of sections 1125 and 1127.

      7.3   POST-CONFIRMATION AMENDMENT NOT REQUIRING RESOLICITATION.

            After the entry of the Confirmation Order, the Debtors may, with the consent of the Bank Group, modify the Plan to remedy any defect or omission, to clarify the language of any provision, or to reconcile any inconsistencies in the Plan or in the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan, provided that (i) the Debtors obtain approval of the Bankruptcy Court for such modification, after notice and a hearing, and
(ii) such modification shall not materially and adversely affect the interests, rights, treatment, or Distributions of any Class of Claims or Interests under the Plan.

      7.4   POST-CONFIRMATION AMENDMENT REQUIRING RESOLICITATION.

            After the Confirmation Date and before the Effective Date of the Plan, the Debtors may modify the Plan in a way that materially or adversely affects the interests, rights, treatment, or Distributions of a Class of Claims or Interests provided that (i) the Plan, as modified, meets applicable Bankruptcy Code requirements, (ii) the Debtors obtain Bankruptcy Court approval for such modification, after notice and a hearing, (iii) such modification is accepted by at least two-thirds in amount, and more than one-half in number, of Allowed Claims or Interests voting in each class affected by such modification, and (iv) the Debtors comply with section 1125 of the Bankruptcy Code with respect to the Plan as modified.

                                    ARTICLE 8
                      ADMINISTRATIVE PROVISIONS OF THE PLAN

      8.1   ADMINISTRATIVE BAR DATE.

            (a)   GENERAL PROVISIONS.

                  Except as provided below with respect to the Administrative Claims of Professionals requesting compensation or reimbursement of expenses, requests for payment of Administrative Claims must be Filed no later than 30 days after entry of the Confirmation Order. Holders of Administrative Claims who do not timely File such requests as set forth above shall be forever barred from asserting such Claims against the Debtors, the Liquidating Trust or their respective property.

            (b)   PROFESSIONALS.

                  All Professionals or other entities requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, and 331 of the Bankruptcy Code for services rendered before the Confirmation Date shall File an application for final allowance of compensation and reimbursement of expenses no later than 45 days after the Confirmation Date. Objections to applications of Professionals or other entities for compensation or reimbursement of expenses must be Filed no later than 75 days after the Confirmation Date. All compensation and reimbursement of expenses allowed by order of the Court shall be paid to the applicable Professional immediately thereafter.

      8.2   RETENTION OF JURISDICTION.

            Notwithstanding confirmation of the Plan or occurrence of the Effective Date, the Court shall retain jurisdiction for all purposes permitted under applicable law, including, without limitation, the following purposes:

            - The determination of the allowability of Claims upon objection to such Claims by Debtors or the Liquidating Trustee, as the case may be, and the validity, extent, priority and nonavoidability of consensual and nonconsensual Liens and other encumbrances;

           - The determination of any tax liability pursuant to section 505 of the Bankruptcy Code;

            - The approval, pursuant to section 365 of the Bankruptcy Code, of all matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease of any of the Debtors;

            - The determination of requests for payment of administrative expenses entitled to priority under section 507(a)(1) of the Bankruptcy Code, including the compensation of Professionals under section 330 of the Bankruptcy Code;

           - The resolution of controversies and disputes regarding the interpretation of the Plan;

           - The implementation of the provisions of the Plan and entry of orders in aid of confirmation and consummation, including, without limitation, appropriate orders to protect the Debtors and their successors from actions by creditors and/or holders of HIGI Interests or any of them, and resolving disputes and controversies regarding the Assets, the Liquidating Trust, Trust Assets, or the powers of the Liquidating Trustee;

           - The modification of the Plan pursuant to section 1127 of the Bankruptcy Code;

           -  The adjudication of any Causes of Action; and

           -  The entry of a Final Order closing the Chapter 11 Cases.

      8.3   PAYMENT OF STATUTORY FEES.

            The Debtors or the Liquidating Trust, as the case may be, shall pay all U.S. Trustee Fees until such time as the Court enters a final decree closing each of the Chapter 11 Cases.

      8.4   EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS.

            Each Debtor shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, releases, and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan.

      8.5   LIMITATION OF LIABILITY.

            None of the Debtors, the Bank Group, the Bank Group Agent, the holders of Debentures, or any of their respective current or former officers, directors, subsidiaries, affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, advisors and agents, or any of their respective successors and assigns, and their respective property, shall have or incur any liability to any Person or Persons, or any of their respective officers, directors, subsidiaries, affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, advisors and agents, or any of their respective successors and assigns, and their respective property, for any act taken or omitted to be taken in connection with, relating to, or arising out of (i) the operations, administration or liquidation of the Debtors, (ii) the Chapter 11 Cases, the administration of the Chapter 11 Cases or the property to be distributed under the Plan, (iii) this Disclosure Statement, including any information provided or statement made in this Disclosure Statement or omitted therefrom, (iv) the negotiation, filing, prosecution, administration, formulation, implementation, confirmation or consummation of the Plan, including all prepetition activities in connection therewith, or (v) any contract, instrument, release or other agreement or document created in connection with or related to the Plan, excepting, however, any act or omission arising out of such Person's gross negligence or willful misconduct as determined in a Final Order by a court of competent jurisdiction, provided, nevertheless, that any such Person to whom this Section applies shall not be deemed grossly negligent or determined to have engaged in willful misconduct if such Person reasonably relied upon the advise of counsel.

      8.6   RELEASES.

            (a)   RELEASE BY DEBTORS.

                  Effective on the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise provided in the Confirmation Order, for good and valuable consideration, including, without limitation, the granting of releases described in Section 8.6(b) below, the Debtors shall be deemed to have forever released, waived and discharged the Bank Group, the Bank Group Agent, each holder of a Debenture, and each of the foregoing Person's respective current or former officers, directors, subsidiaries, affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, advisors and agents, or any of their respective successors and assigns, and their respective property, from any and all claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings and liabilities, whether for fraud, tort, contract, violations of applicable securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or non-contingent, existing or hereafter arising, in law, equity or otherwise that are based in whole or in part upon any act, omission, transaction, state of facts, circumstances or other occurrence or failure of an event to occur, taking place on or prior to the Effective Date and in any way relating to the Debtors, the Chapter 11 Cases, or the Plan.

            (b)   RELEASE BY HOLDERS OF CLAIMS AND INTERESTS.

                  Effective on the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise provided in the Confirmation Order, in consideration for the obligations of such Persons under the Plan, the releases described in Section 8.6(a) above, and the property to be delivered in connection with the Plan, each holder of a Claim against or Interest in the Debtors, shall be deemed to have forever released, waived and discharged each of the Debtors and each of their respective current or former officers, directors, subsidiaries, affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, advisors and agents, or any of their respective successors and assigns, and their respective property, from any and all claims, obligations, rights, causes of action, choses in action, demands, suits, proceedings and liabilities, whether for fraud, tort, contract, violations of applicable securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or non-contingent, existing, or hereafter arising, in law, equity or otherwise that are based in whole or in part upon any act, omission, transaction, state of facts, circumstances or other occurrence or failure of an event to occur, taking place on or prior to the Effective Date and in any way relating to the Debtors, the Chapter 11 Cases, or the Plan; provided, however, that nothing in the Plan shall release any Person from any claims, obligations, rights causes of action, choses in action, demands, suits, proceedings or liabilities based upon any act or omission arising out of such Person's actual fraud; provided further that nothing in this provision shall in any manner be deemed to release or compromise the rights or Liens granted to the holders of Claims and Interests under the Plan, or any claims or rights of any holder of a Claim against or Interest in the Debtors under any validly existing insurance policy issued by any Insurance Company Subsidiary.

      8.7   RESERVATION OF RIGHTS.

            Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Court shall enter the Confirmation Order. Neither the Filing of the Plan, any statement or provision contained in the Plan or any schedule, Exhibit or agreement attached to the Plan, nor the taking of any action by the Debtors with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to the holders of any Claims or Interests prior to the Effective Date.

      8.8   SUCCESSORS AND ASSIGNS.

            The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor or assign of such Person.

      8.9   GOVERNING LAW.

            Except to the extent the Bankruptcy Code, Bankruptcy Rules, or other federal laws apply and except for Reinstated Secured Claims governed by another jurisdiction's law, the rights and obligations arising under the Plan shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law.

                                    ARTICLE 9
                         PRO FORMA FINANCIAL STATEMENTS

      9.1   PREPARATION AND PURPOSE OF THE PROJECTIONS.

            In connection with the development of the Plan, and in order to assist the holders of Claims against and Interests in the Debtors in determining whether to vote to accept or reject the Plan, the Debtors' have prepared the pro forma financial statements or projections set forth below (the "Projections"). It is important to note that the Projections set forth pro forma combined statutory balance sheets, income statements, estimates of statutory surplus and cash flows of the Insurance Company Subsidiaries only. As of the date of this Disclosure Statement, the Insurance Company Subsidiaries are prohibited by applicable state law from making any distributions to the Debtors, and the prohibitions on such distributions are likely to remain in place for the foreseeable future. Thus, since the distribution to the Surviving Debtor Entities of the surplus proceeds from the run-off of the Insurance Company Subsidiaries will provide the vast majority of funds for the Distributions to Trust Holders and payments to other holders of Claims under the Plan, no estimates or projections regarding to the timing or amount of Distributions to holders of Claims and Interests under the Plan are available.

            The Projections have been prepared exclusively by the Debtors' management. The Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice. The Projections were prepared in October, 2002 and were based, in part, on economic, competitive, and general business conditions prevailing at that time. While as of the date of this Disclosure Statement such conditions have not materially changed, any future changes in these conditions may materially impact the ability of the Debtors to achieve the Projections. In addition, while presented with numerical specificity, the Projections are necessarily based on a variety of estimates and assumptions which, though considered reasonable by management, may not be realized, and are inherently subject to significant legal, business, and economic uncertainties and contingencies, many of which are beyond the debtors' control.

            The Projections have been prepared on the basis of statutory accounting practices prescribed or permitted by the State Departments of Insurance. The Departments recognize only statutory accounting practices (as opposed to the Generally Accepted Accounting Principles ("GAAP") promulgated by the Financial Accounting Standards Board) prescribed or permitted by state statute for determining and reporting the financial condition and results of operations of insurance companies. The National Association of Insurance Commissioners' Accounting Practices and Procedures Manual - version effective January 1, 2001, (NAIC SAP) has been adopted as a component of the prescribed or permitted practices by the Departments. The Departments have also adopted certain prescribed accounting practices that differ from those found in NAIC SAP, such as permitting the non-tabular discounting of loss and loss adjustment expense reserves.

            Statutory accounting practices differ from GAAP (which is used in connection with most SEC filings) in a number of important respects. Thus, the Projections should be read in conjunction with the historical consolidated financial and other information set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and the Debtors' Quarterly Report on Form 10-Q for the period ended June 30, 2002. A true and correct copy of the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2002 is attached to this Disclosure Statement as Exhibit 3.

            THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO THE REORGANIZED DEBTORS' ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

            THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE DEBTORS' INDEPENDENT ACCOUNTANT HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS OR ACCURACY THEREOF AND,

ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

      9.2   SUMMARY OF MATERIAL ASSUMPTIONS.

            The Projections were prepared utilizing the following material assumptions regarding the business of the Insurance Company Subsidiaries:

            - Following 2002, the only written premium is from retrospectively rated policies and as a result of audits;

            - Loss and expense reserves payout projections are based on historical actuarial patterns;

            - Loss and expense ratio is 78% for premium earned in 2002 and 2003;

            - Loss and expense reserves are discounted at 5% with the discount amortized against income each year;

            - Leakage savings of 2% on loss indemnity and expense payments results from enhanced claim handling procedures;

            - Expenses are based on the Company's annual budget and reflect a continuing consolidation of operations into the home office;

            - Collections of reinsurance and premium balances are based on historical patterns with a 5% write-off for uncollectible accounts;

            - Investment income accrues at approximately 5.77%; and

            - Assumed reinsurance treaties are commuted at an estimated benefit of 30% of projected loss payments.

      9.3   FINANCIAL PROJECTIONS.

            The Projections prepared by the Debtors are summarized in the tables on the following pages. Specifically, the tables include (a) Pro-Forma Combined Statutory Balance Sheets, (b) Pro-Forma Combined Statutory Income Statements,
(c) Pro-Forma Statutory Surplus, and (d) Pro-Forma Combined Statements of Cash Flow for each of the fiscal years ending in December 2002, 2003, 2004, 2005 and 2006.

                              HIGHLANDS INSURANCE GROUP
                      PRO-FORMA COMBINED STATUTORY BALANCE SHEET
                                  as of December 31,
                                   ($ in millions)


                   2001 ACTUAL        2002        2003        2004        2005        2006
                   -----------        ----        ----        ----        ----        ----
CASH AND
INVESTED
ASSETS                   823.0       561.6       408.7       308.6       246.9       208.0
OTHER ASSETS             301.0       201.9       126.3        95.1        76.4        60.0
                         -----       -----       -----        ----        ----        ----

TOTAL ASSETS           1,124.0       763.5       535.0       403.8       323.3       268.0
                       =======       =====       =====       =====       =====       =====

LOSSES AND
EXPENSE                  957.0       773.9       574.8       440.0       352.4       293.6
RESERVES
OTHER
LIABILITIES              279.0        97.4        47.5        34.9        24.5        15.0
DISCOUNT                (153.0)     (133.6)     (113.6)      (99.6)      (89.2)      (81.0)
                       -------     -------     -------      ------      ------      ------

TOTAL
LIABILITIES            1,083.0       737.7       508.7       375.3       287.6       227.6
SURPLUS AS
REGARDS
POLICYHOLDERS             41.0        25.8        26.3        28.5        35.7        40.4
                          ----        ----        ----        ----        ----        ----

TOTAL
LIABILITIES
AND SURPLUS            1,124.0       763.5       535.0       403.8       323.3       268.0
                       =======       =====       =====       =====       =====       =====

                              HIGHLANDS INSURANCE GROUP
                    PRO-FORMA COMBINED STATUTORY INCOME STATEMENT
                                  as of December 31,
                                   ($ in millions)


                   2001 ACTUAL       2002        2003        2004        2005        2006
                   -----------      ------      ------      ------      ------      ------
PREMIUMS
EARNED                   496.6       177.0        28.6         2.3         0.6         0.3
                        ------      ------      ------      ------      ------      ------
DEDUCTIONS

Losses and LAE           662.0       163.6        22.3         1.8         0.5         0.3
Other Expenses           178.5        49.3        35.0        16.2        12.3        10.8
                        ------      ------      ------      ------      ------      ------
Total                    840.6       212.9        57.3        18.0        12.8        11.1

OPERATING
INCOME /
(LOSS)                  (343.9)      (35.9)      (28.7)      (15.7)      (12.2)      (10.8)
                        ------      ------      ------      ------      ------      ------

Investment                69.0        42.5        27.8        20.9        16.1        13.3
Income
Other Income              (8.8)       (4.7)       (1.4)       (0.8)       (0.5)       (0.4)

NET INCOME              (283.7)        1.9        (2.3)        4.4         3.4         2.1
                        ======      ======      ======      ======      ======      ======

Surplus -                203.2        41.2        25.8        26.3        28.5        35.7
Prior Year

Net Income              (283.7)        1.9        (2.3)        4.4         3.4         2.1
                        ======      ======      ======      ======      ======      ======

Other Changes            121.7       (17.3)        2.8        (2.2)        3.8         2.6
                        ------      ------      ------      ------      ------      ------
SURPLUS - END
OF YEAR                   41.2        25.8        26.3        28.5        35.7        40.4
                        ======      ======      ======      ======      ======      ======

                              HIGHLANDS INSURANCE GROUP
                             PRO-FORMA COMBINED CASH FLOW
                                  as of December 31,
                                   ($ in millions)


                                   Q4 2002     2003      2004      2005      2006
                                   -------    ------    ------    ------    ------

BEGINNING CASH AND
INVESTED ASSETS                      628.4     561.6     408.7     308.6     246.9

Total Inflows                         40.2     127.7      62.2      43.0      35.6

Losses Paid                           93.9     259.3     161.5     102.1      71.5
Expenses and other
payments                              21.5      49.1      21.7      18.7      16.4
                                    ------    ------    ------    ------    ------
Total Outflows                       115.5     308.4     183.1     120.8      87.9

NET CASH FLOW                        (75.3)   (180.7)   (121.0)    (77.8)    (52.2)
Investment Income                      8.5      27.8      20.9      16.1      13.3
                                    ------    ------    ------    ------    ------
Ending Cash and
Invested Assets                      561.6     408.7     308.6     246.9     208.0
                                    ======    ======    ======    ======    ======

                              HIGHLANDS INSURANCE GROUP
                         PRO-FORMA COMBINED STATUTORY SURPLUS
                                  as of December 31,
                                   ($ in millions)


                       2002      2003      2004      2005      2006
                      ------    ------    ------    ------    ------
HIGHLANDS INSURANCE
COMPANY
Surplus before         (99.2)    (82.7)    (70.9)    (58.2)    (48.8)
discount
Discount              (116.4)   (102.4)    (92.1)    (84.0)    (77.4)
                      ------    ------    ------    ------    ------
Surplus after
discount                17.2      19.7      21.2      25.8      28.6
                      ======    ======    ======    ======    ======


NORTHWESTERN
NATIONAL CASUALTY
COMPANY
Surplus before
discount                (7.9)     (5.7)     (2.8)      0.2       2.3
Discount               (12.4)     (8.0)     (5.3)     (3.7)     (2.6)
                      ------    ------    ------    ------    ------
Surplus after
discount                 4.5       2.3       2.5       3.9       4.9
                      ======    ======    ======    ======    ======


PACIFIC NATIONAL
INSURANCE COMPANY
Surplus before          (0.7)      1.1       2.7       4.5       5.9
discount
Discount                (4.8)     (3.2)     (2.2)     (1.5)     (1.0)
                      ------    ------    ------    ------    ------
Surplus after
discount                 4.1       4.3       4.9       6.0       6.9
                      ======    ======    ======    ======    ======

COMBINED SURPLUS
AFTER DISCOUNT          25.8      26.3      28.6      35.7      40.4
                      ======    ======    ======    ======    ======



      9.4   SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS.

            Except for historical information, statements contained in this Disclosure Statement and incorporated by reference, including the Projections in this section, may be considered "forward-looking statements" within the meaning of United States federal securities law. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, general economic and business conditions, particularly as they may affect the level of claims occurrence experienced by the Insurance Company Subsidiaries, conditions in the financial market and the performance of the Company's investment portfolio over the course of time it takes to liquidate all of the Trust Assets. For additional information about the relevant risk factors, see Article 12, Certain Risk Factors To Be Considered.

                                   ARTICLE 10
                          REQUIREMENTS FOR CONFIRMATION
                           AND ACCEPTANCE OF THE PLAN

      10.1  REQUIREMENTS FOR CONFIRMATION IN GENERAL.

            To confirm the Plan, the Bankruptcy Code requires that the Bankruptcy Court make a series of findings concerning the Plan and the Debtors, including that: (i) the Plan classifies Claims and Interests in a permissible manner; (ii) the Plan complies with the applicable provisions of the Bankruptcy Code; (iii) the Debtors comply with the applicable provisions of the Bankruptcy Code; (iv) the Debtors have proposed the Plan in good faith and not by any means forbidden by law; (v) the disclosure required by section 1125 of the Bankruptcy Code has been made; (vi) the Plan has been accepted by the requisite votes of holders of Claims or Interests, except to the extent that "cram-down" is available under section 1129(b) of the Bankruptcy Code (see discussion on "Cram-down" in Section 10.3 below), (vii) the Plan is feasible and Confirmation will not likely be followed by the need for further financial reorganization of the Debtors; (viii) the Plan is in the "best interests" of all holders of Claims or Interests in an impaired Class by providing to such holders on account of their Claims or Interests property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain in a chapter 7 liquidation, unless each holder of a Claim or Interest in such Class has accepted the Plan (see Section 10.5 entitled "Best Interests of Creditors");
(ix) all fees and expenses payable under 28 U.S.C. Section 1930 (relating to bankruptcy fees payable to the clerk of the Bankruptcy Court and the office of the United States Trustee) have been paid or the Plan provides for the payment of such fees on the Effective Date; (x) the Plan provides for the continuation after the Effective Date of all retiree benefits, as defined in section 1114 of the Bankruptcy Code, at the level established at any time prior to Confirmation pursuant to section 1114 of the Bankruptcy Code, for the duration of the period that the Debtors have obligated themselves to provide such benefits; and (xi) the Plan proponents must have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Debtors or a successor to the Debtors under the Plan, and the appointment to or continuance in such office by such individual must be consistent with public policy.

            The Debtors believe that the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code. Certain of these requirements are discussed in more detail below. The Debtors have proposed the Plan in good faith.

      10.2  ACCEPTANCE OR REJECTION OF THE PLAN.

            (a)   VOTING CLASSES AND CLAIMS.

                  Each holder of an Allowed Claim on Interest in Classes 2, 3, and 4 shall be entitled to vote to accept or reject the Plan. Pursuant to section 502 of the Bankruptcy Code and Bankruptcy Rule 3018, the Bankruptcy Court may estimate and temporarily allow a Claim for voting and other purposes. Thus, the Debtors or holders of Disputed Claims may seek an order of the Bankruptcy Court temporarily allowing, for voting purposes only, Disputed Claims.

            (b)   ACCEPTANCE BY IMPAIRED CLASSES.

                  In order for a plan to be confirmed without resort to the "cram-down" provisions of the Bankruptcy Code described below, each Class of "impaired" Claims and Interests must be determined to have accepted the Plan. An impaired Class of Claims shall be deemed to have accepted the Plan if (a) the holders (other than any Person designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in dollar amount of the Allowed Claims actually voting in such Class have voted to accept the Plan, and (b) the holders (other than any Person designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

            (c)   PRESUMED ACCEPTANCE AND REJECTIONS OF THE PLAN.

                  Classes 1 and 2(a) are unimpaired under the Plan and, therefore, are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Class 5 is impaired and shall receive no distribution of any property under the Plan and, therefore, is conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

      10.3  NON-CONSENSUAL CONFIRMATION ("CRAM-DOWN").

            In the event that a plan otherwise satisfies the Bankruptcy Code's requirements for confirmation, but one or more classes of Claims or Interests votes to reject the Plan, a debtor has the right to seek confirmation of its plan under the "cram-down" provisions of section 1129(b) of the Bankruptcy Code. However, the Bankruptcy Court can "cram-down" the Plan at the Debtors' request only if at least one impaired Class of Claims (excluding votes of any insiders) has accepted the Plan and all other requirements of section 1129(a) of the Bankruptcy Code are satisfied. In addition, the Bankruptcy Court must find that, as to each impaired Class that has not accepted the Plan, the Plan does not "discriminate unfairly" and is "fair and equitable" with respect to such non-accepting Class.

            A plan does not "discriminate unfairly" within the meaning of the Bankruptcy Code if the dissenting class will receive value relatively equal to the value given to all other similarly situated classes. In general, a plan of reorganization is "fair and equitable" within the meaning of the Bankruptcy Code if no class receives more than it is legally entitled to receive for its claims or interests.

            A plan is "fair and equitable" as to a class of secured claims that rejects a plan if the plan provides (a)(i) that the holders of claims included in the rejecting class retain the liens securing those claims whether the property subject to those liens is retained by the debtors or transferred to another entity, to the extent of the allowed amount of such claims, and (ii) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, equal to at least the value of the holder's interest in the estate's interest in such property; or (b) for the realization by such holders of the indubitable equivalent of such claims.

            A plan is "fair and equitable" as to a class of unsecured claims that rejects a plan if the plan provides (a) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim, or (b) that the holder of any claim or any interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

            A plan is "fair and equitable" as to a class of interests that rejects a plan if the plan provides (a) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest, or (b) that the holder of any interest that is junior to the interest of such class will not receive or retain under the plan on account of such junior interest any property at all.

            Due to the deemed rejection of the Plan by the holders of HIGI Interests in Class 5, the Debtors will request the Bankruptcy Court to "cram-down" the Plan as to Class 5 in accordance with the provisions of section 1129(b) described above. The Debtors believe that the Plan satisfies the requirements of section 1129(b) and is otherwise fair and equitable to, and does not unfairly discriminate against, the Class 5 HIGI Interests or any other potential rejecting impaired Class. In addition, pursuant to the Lock-Up Agreement described in Section 2.2(f) above, members of the Bank Group comprising at least two-thirds in number of the Bank Group Claims (Class 2) and holding at least one-half in amount of the Bank Group Claims have committed to vote to accept the Plan.

            In the event that any impaired Class of Claims other than Class 5 shall fail to accept the Plan, the Debtors reserve the right to request that the Court confirm the Plan as to such Class in accordance with the provisions of section 1129(b) of the Bankruptcy Code.

      10.4  FEASIBILITY OF THE PLAN.

            In connection with confirmation of the Plan, the Bankruptcy Court will have to determine that the Plan is feasible pursuant to section 1129(a)(11), which means that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. As discussed herein, the Plan and the Run-Off Plan described in
Section 2.2(d) provides for a liquidation of the Debtors and, therefore, no further restructuring will be necessary.

      10.5  BEST INTERESTS OF CREDITORS.

            To confirm the Plan over the objections of dissenting holders of Claims and Interests, the Bankruptcy Court must also independently determine that the Plan is in the "best interests" of all dissenting holders of Claims and Interests impaired under the Plan. Under the "best interests" test, the Bankruptcy Court must find that the Plan provides to each dissenting holder of an impaired Claim or Interest a recovery of a value at least equal to the value, as of the Effective Date, of the distribution that each such holder would receive were the Debtors liquidated under chapter 7 of the Bankruptcy Code.

            In many chapter 11 cases where the proposed plan of reorganization provides for a liquidation of the Debtor's estate, a similar liquidation under chapter 7 of the Bankruptcy Code would merely increase administrative costs in the form of chapter 7 trustee's fees and other professional fees. (Section 326(a) of the Bankruptcy Code provides that a chapter 7 trustee's fees are calculated based on all moneys disbursed not to exceed 25 percent on the first $5,000 or less, 10 percent on any amount in excess of $5,000 but not in excess of $50,000, 5 percent on any amount in excess of $50,000 but not in excess of $1,000,000, and reasonable compensation not to exceed 3 percent of such moneys in excess of $1,000,000.) Thus, the increased costs of administration under chapter 7 often permits the Bankruptcy Court to find that a plan which provides for the liquidation of the Debtor meets the "best interests" test.

            Since the Plan in the Chapter 11 Cases already provides for a liquidation of the Debtors' Estates, the Debtors believe that the Plan would meet the "best interests" test, even if a chapter 7 trustee were permitted to liquidate the Debtors' Assets. The Debtors believe, however, that the Plan meets the "best interests" test primarily because a liquidation of the Debtors' Estates under chapter 7 of the Bankruptcy Code is not a viable alternative to the Plan in the Chapter 11 Cases and would, in all likelihood, result in a recovery to holders of an impaired Claims and Interests far less than what such holders are likely to receive under the Plan. The reason for the Debtors' believe in this regard stems from the regulation of the Debtors' insurance businesses and its Insurance Company Subsidiaries by the State Departments of Insurance (see generally, Section 2.1(b) above). Based upon the Debtors' knowledge of the industry, its relationship with, and prior and continuing cooperation with various of the Departments, the Debtors have reason to believe that should the Chapter 11 Cases be converted to cases under chapter 7 of the Bankruptcy Code and a chapter 7 trustee be appointed to take control of the Debtors' Assets, various of the Departments would take action, pursuant to their state law authority, to seize control of and order the liquidation of the Insurance Company Subsidiaries under applicable state law. In such an event were to occur, the chapter 7 trustee would have little or no property of value left in the Debtors Estates to administer.

                                   ARTICLE 11
                         COMPLIANCE WITH SECURITIES LAWS

      11.1  THE SECTION 1145 EXEMPTION.

            Section 1145 of the Bankruptcy Code exempts the original issuance of securities under a plan of reorganization from registration under the Securities Act of 1933, as amended, and state law. Under section 1145, the issuance of reorganization securities is exempt from registration if three principal requirements are satisfied: (1) the securities must be issued by a debtor, its successor, or an affiliate participating in a joint plan of reorganization with the debtor; (2) the recipients of the securities must hold a claim against the debtor or such affiliate, or an interest in the debtor or such affiliate; and
(3) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor or such affiliate, or "principally" in such exchange and "partly" for cash or property.

      11.2  ISSUANCE OF LIQUIDATING TRUST UNITS.

            The Debtors believe that the issuance of the Liquidating Trust Units under the Plan will satisfy the conditions listed above because: (a) the issuance of such securities are expressly contemplated under the Plan; (b) the recipients are holders of "Claims" against and

Interests in the Debtors; and (c) the recipients will obtain the Liquidating Trust Units in exchange for their pre-petition Claims and Interests. Accordingly, under section 1145 of the Bankruptcy Code, the issuance of Liquidating Trust Units under the Plan will be exempt from registration under the Securities Act of 1933 and applicable state and local laws requiring registration of securities.

                                   ARTICLE 12
                      CERTAIN RISK FACTORS TO BE CONSIDERED

            The holders of impaired Claims and Interests should consider carefully the following risk factors as well as all of the other information contained in this Disclosure Statement, including the Plan and other Exhibits hereto, before deciding whether to vote to accept or reject the Plan. These risk factors may impact the recoveries under the Plan.

      12.1  TIME.

            The Run-Off Plan which will be implemented by the Chapter 11 Plan could take a very long time to complete. Absent the sale of all or substantially all of stock or assets of the Insurance Company Subsidiaries, current estimates regarding the time it will take to fully run-off the business and claims of the Insurance Company Subsidiaries range up to as many as twenty years. There is no way to know whether the Liquidating Trust will ever be in a position to evaluate an offer or offers relating to the sale of the Insurance Company Subsidiaries, but it is unlikely that significant offers on reasonable terms will be forthcoming at any time during the next several years. In addition, any transaction involving the sale of the Trust Assets will require the consent and approval of at least eighty percent (80%) of the members then comprising the Trust Advisory Board. As noted in Section 4.5(b) above, the Trust Advisory Board will initially be composed of the Liquidating Trustee and representatives of the Debtors' two primary creditor constituencies. The required eighty percent threshold for the approval of any sale transaction will ensure that any one constituency of the Debtors' creditors cannot cause the Liquidating Trust to enter into a sale transaction without either the Liquidating Trustee or the other creditor constituency agreeing that the sale is appropriate and in the best interests of all Trust Holders.

            If the run-off proceeds without the sale of a significant amount of the Trust Assets, many events could occur over time that would affect the Insurance Company Subsidiaries, the Surviving Debtor Entities and, thus, the recoveries of Trust Holders from the Liquidating Trust. Such events could include changes in the business and legal climate, changes in the regulations or regulatory requirements affecting the Insurance Company Subsidiaries, or changes in various laws or the enactment of new laws affecting the Surviving Debtor Entities or the Insurance Company Subsidiaries, the Liquidating Trust or the treatment of the Liquidating Trust Units. Other wholly unforeseen or unanticipated events and circumstances could also occur.

      12.2  PROJECTED FINANCIAL INFORMATION.

            The financial projections attached to this Disclosure Statement reflect numerous assumptions regarding a host of inherently unpredictable future events which are beyond the control of the Liquidating Trust, including, but not limited to, the level of claims occurrence experienced by the Insurance Company Subsidiaries, conditions in the financial market and the performance of the Company's investment portfolio over the course of time it takes to liquidate all of the Trust Assets, general business and economic conditions, changes in applicable law and other matters. Many of the assumptions reflected in the projections may never materialize. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of the Liquidating Trust. Therefore, the actual results achieved throughout the period covered by the projections will vary from the projected results. The variations may be material.

      12.3  THE INSURANCE COMPANY SUBSIDIARIES' LOSS RESERVES.

            Significant periods of time often elapse between the occurrence of an insured loss, the reporting of the loss to the insurer and the insurer's payment of that loss. When a claim is reported to the Company, claim personnel establish a "case reserve" for the estimated amount of the ultimate liability. This reflects the informed judgment of such personnel based on general insurance reserving practices and on the experience and knowledge of such personnel regarding the nature and value of the specific types of claims. Case reserves are increased or decreased as deemed necessary by the Company's claim department, after evaluating, among other things, coverage, liability and the severity of subsequent developments. In accordance with industry practice, the Company also maintains reserves for estimated unreported losses and associated adjustment and litigation expenses. These reserves are established to provide for claims which have been incurred but not yet reported and to provide for adverse development on reported losses.

             Because the payment of loss claims, the timing and amount of which are inherently unpredictable, may create increased liquidity requirements for the Insurance Company Subsidiaries, the Company establishes reserves as balance sheet liabilities representing estimates of amounts needed to pay reported and unreported losses and the related loss adjustment expense. The Company's loss and loss adjustment expense reserves are reviewed quarterly by the Company's internal actuaries and at year end by the Company's independent actuaries. The Company's independent actuaries issue opinions on loss and loss adjustment expense reserves for the insurance subsidiaries on an annual basis, as required for their statutory filings with the various State Departments of Insurance.

            Despite the internal and external review of loss reserves, the process of estimating reserves involves many variables and subjective judgments. As part of the reserving process, insurers review historical data and consider the impact of various factors such as changes in the Company's operations, trends in claim frequency and severity, emerging economic and social trends, inflation and changes in the regulatory and litigation environments. This process assumes that past experience, adjusted for the effects of current developments and anticipated trends, is an appropriate basis for predicting future events. There is no precise method, however, for evaluating the impact of any specific factor on the adequacy of reserves, because the eventual deficiency or redundancy of reserves is affected by many factors.

      12.4 ADVERSE DEVELOPMENT.

            During the past two years, the Company, along with its independent actuary, determined that there had been adverse development in its commercial multiple peril, commercial automobile, and workers' compensation policy lines which required the Company to increase its loss and loss adjustment expense reserves by a combined total of approximately $238 million. The increase in reserves materially contributed to net losses of $106.6 million in 2000 and an additional $341.9 million in 2001 and, as a result of these operating losses, the statutory surplus of the Insurance Company Subsidiaries capital assets declined in 2001 from $204 million to $42.2 million. In the first six months of 2002, the Company determined that it had additional prior year loss development of $5 million and that it had incurred a net loss of $11.3 million.

            The Company cannot state that there will not be further adverse development in future periods.

      12.5  REINSURANCE.

            The Company transfers its exposure to certain risks to others through reinsurance arrangements. Under these arrangements, other insurers assume a portion of the Company's losses and expenses associated with reported and unreported claims in exchange for a portion of policy premiums. The availability, amount and cost of reinsurance depend on general market conditions and may vary significantly. Furthermore, the Company faces a credit risk with respect to reinsurance. When the Company obtains reinsurance, it is still liable for those transferred risks if the reinsurer cannot meet its obligations. Therefore, the inability of the Company's reinsurers to meet their financial obligations could materially affect its operations. The Company, from time to time, also assumes reinsurance from other insurers and reinsurers. Loss payments on assumed reinsurance may be material.

      12.6  REGULATORY PROCEEDINGS INVOLVING INSURANCE COMPANY SUBSIDIARIES.

            (a)   DIVIDENDS.

                  Prior to the Petition Date, the Debtors' principal sources of funds were dividends and tax sharing payments from the Insurance Company Subsidiaries. Due to the Company's prior operating losses, the payment of dividends by the Insurance Company Subsidiaries is currently restricted pursuant to various supervisory or protective orders of and other prohibitions imposed by the State Departments Insurance (see Section 2.2(c) above). In order for any Distributions to be made to Trust Holders from the Liquidating Trust, the Departments must first permit the Insurance Company Subsidiaries to pay dividends to the Surviving Debtor Entities which are the Holding Companies. However, there is no way to know if and when the current restrictions on making dividend payments to the Holding Companies will be eased by the Departments.

            (b)   STATE LAW LIQUIDATION PROCEEDINGS.

                  As noted in Section 2.2(c) above, due to substantial losses over the last two years, the State Departments of Insurance in Indiana, North Carolina, Wisconsin, Texas and California have issued supervisory or protective orders which restrict the activities of and are binding upon the Insurance Company Subsidiaries and all of their affiliates. As a result of the Company's financial condition, one or more of the State Departments of Insurance could seek to place one or more of the Insurance Company Subsidiaries into liquidation pursuant to the authority granted to such Departments under applicable state law. If an Insurance Company Subsidiary were placed into liquidation proceedings, the Debtors or the Liquidating Trust would lose control of that Insurance Company Subsidiary, and neither the automatic stay provisions of the Bankruptcy Code nor the discharge provisions of the Plan could prevent a Department from exercising its state law police or regulatory power to take such action. The risk of such action would increase substantially if further material adverse development or other events cause the Insurance Company Subsidiaries statutory surplus to further decline.

                  The Insurance Commissioner of the state of California is conducting an examination of the financial statements of Pacific National Insurance Company and its subsidiary, Pacific Automobile Insurance Company as of December 31, 2001. The California Department has received a report from an independent consultant indicating that the loss and expense reserves of those two companies may be materially understated at December 31, 2001. The Company and its external actuaries have notified the California Department of their disagreement with the conclusions in the report. Discussions between the Company and the California Department are continuing. Unless these discussions are resolved satisfactorily to the Company, the Pacific National and Pacific Automobile Companies may be subject to further regulatory action.

      12.7  PENDING LITIGATION.

            (a)   HALLIBURTON.

                  From 1958 to 1986, the Company issued fixed premium, guaranteed cost (not retrospectively rated) insurance policies to Brown & Root Company ("Brown & Root"), a subsidiary of Halliburton Company. Beginning in 1987, the Company's insurance policies with Halliburton (including Brown & Root) were written on a retrospectively rated or high-deductible basis. Since the mid-1990's, a large number of third party asbestos claims have been made against Halliburton. Through December 31, 2001, the Company paid $1.2 million on behalf of Halliburton under the fixed premium policies on asbestos claims, and billed Halliburton $8.5 million under the retrospectively rated and high-deductible policies on asbestos claims. Halliburton has not paid this billed amount and has questioned the proper allocation of the asbestos claims between the fixed premium and the retrospectively rated and high-deductible policies.

                  On April 5, 2000, the Company filed an action in the Delaware Court of Chancery ("Delaware Action") asserting that indemnification obligations exist pursuant to the Distribution Agreement dated October 10, 1995 between the Company and Halliburton, which was executed as part of the distribution by Halliburton of the shares of the Company's common stock to Halliburton's stockholders and the public. The action is seeking (i) a declaratory judgment that Halliburton is responsible for indemnifying the Company for losses and expenses incurred on the Halliburton/Brown & Root policies; (ii) an injunction ordering Halliburton to assume responsibility for such losses and expenses;
(iii) a judgment against Halliburton for non-payment of the amounts billed under the retrospectively rated and high-deductible policies; and

(iv) a declaration estopping Brown & Root from invoking insurance under the fixed premium policies.

                  On July 13, 2000, the Company amended its complaint in the Delaware Action, adding a count seeking a declaratory judgment that the Company is not liable under the fixed premium policies because those policies were terminated pursuant to the Investment Agreement dated October 10, 1995 among the Company, Halliburton, Insurance Partners, L.P. and Insurance Partners Offshore (Bermuda) L.P. The Company also filed a motion for a preliminary injunction enjoining Halliburton from instituting, continuing or prosecuting any action in any other jurisdiction arising out of or related to the subject matter of the Delaware Action. On July 26, 2000, Halliburton filed motions to dismiss the Delaware Action on the grounds of forum non conveniens and failure to state a claim upon which relief can be granted. On September 8, 2000, the Company filed a motion for judgment on the pleadings in the Delaware Action with respect to its added declaratory judgment count. On March 21, 2001, the Chancery Court in the Delaware Action issued its decision in favor of the Company, finding that the fixed premium policies had been terminated pursuant to the Investment Agreement. An order was issued to that effect on April 3, 2001. Halliburton filed an appeal of the order to the Delaware Supreme Court on April 18, 2001 and on March 13, 2002, the Delaware Supreme Court issued an order affirming the decision of the Chancery Court. On March 28, 2002, Halliburton filed a motion with the Delaware Supreme Court requesting reargument. On July 11, 2002, the Delaware Supreme Court denied Halliburton's motion. On July 19, 2002, the Company filed a motion for summary judgment with Delaware Chancery Court requesting reimbursement of approximately $10 million paid by the Company on behalf of Halliburton, principally for asbestos claims, and litigation expenses.

                  On April 24, 2000, Halliburton filed an action in the District Court of Harris County, Texas ("Texas Action") seeking (i) a declaratory judgment that the Company is liable for costs and expenses under the fixed premium policies; (ii) a declaratory judgment that Halliburton has the right to select the policy under which such coverage is to be paid; and (iii) damages. The Company filed its answer in the Texas Action on July 26, 2000 denying the allegations in Halliburton's complaint. On July 27, 2000, Halliburton filed an amended petition in the Texas Action adding Brown & Root as plaintiff. On November 6, 2000, Halliburton filed a second amended petition in the Texas Action adding HIGI as a defendant. Proceedings in the Texas Action have largely been held in abeyance by the parties pending the resolution of the Delaware Action, although there is no assurance that Halliburton will not attempt to activate the Texas Action in the future.

                  If the Company is not ultimately successful in the litigation described above, it could have a material adverse impact on the financial condition of the Company and, thus, the recovery of Trust Holders from the Liquidating Trust. The Company believes, however, that the positions it has taken in the Delaware Action and Texas Action are meritorious, and that, ultimately, the Company will obtain judgments for reimbursement of a substantial amount of the Halliburton asbestos liability claims payments.

            (b) LIQUIDATOR OF LMI INSURANCE COMPANY.

                  On February 26, 2002, the Liquidator of LMI Insurance Company ("LMI"), a former subsidiary of the Company now in liquidation, filed an action against Pacific National Insurance Company, one of the Company's Insurance Company Subsidiaries, in the Court of Common Pleas, Franklin County, Ohio. The complaint alleges that a voidable transfer or fraudulent payment in the amount of $7 million was made by LMI to Pacific National. On March 29, 2002, the Liquidator of LMI filed an action in the Court of Common Pleas, Franklin County, Ohio against HIGI and its present and former officers and directors, certain of HIGI's subsidiaries, and current and former officers and directors of the named subsidiaries. The complaint alleges the following: (i) breach of representations and warranties contained in Form A of the statutory statements filed in 1996 and the amended and restated Form A filed in 1997 with the Ohio Department of Insurance when HIGI acquired control of LMI; (ii) waste of the assets of LMI by failing to maintain adequate records of LMI; (iii) breach of a group services agreement among LMI and other subsidiaries of HIGI; (iv) failure of the officers and directors of HIGI and the named subsidiaries to implement controls to ensure performance of the subsidiaries under the group services agreement; and (v) breach of fiduciary duty by the officers and directors of HIGI by failing to maintain and preserve the assets of LMI and negligently permitting HIGI's subsidiaries to waste LMI's assets. The Liquidator is seeking damages in excess of $25,000 to be determined at trial on each of the claims in the complaint plus interest, costs and attorney's fees. HIGI and the other defendants filed answers to both complaints on June 2, 2002. The Company believes that these complaints are completely without merit and the defendants are vigorously defending them.

      12.8  TAX ISSUES.

            Some of the material consequences of the Plan regarding United States federal income taxes are summarized in Article 13 below. Many of the tax issues raised involve unsettled and complex legal issues, and also involve various factual determinations, such as valuations, that raise additional uncertainties. There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been or will be sought. Although no rulings or opinions have been or are expected to be requested from IRS or counsel concerning any of the matters described herein, the Debtors intend to ask the Bankruptcy Court to enter certain findings with respect to the effect of the consummation of the Plan on the Debtors' net operating losses ("NOLs"). However, there is no assurance that the Bankruptcy Court will enter such findings or, if such findings are entered by the Bankruptcy Court, that they will be binding on the IRS. In addition, there can be no assurance that the IRS will not challenge various of the positions taken, or intended to be taken, by the Company with respect to its tax treatment, or that a court would not sustain such a challenge. FOR A MORE DETAILED DISCUSSION OF RISKS RELATING TO THE SPECIFIC POSITIONS THE COMPANY INTENDS TO TAKE WITH RESPECT TO VARIOUS TAX ISSUES, PLEASE REVIEW ARTICLE 13.

      12.9  TRADING OF LIQUIDATING TRUST UNITS.

            The Liquidating Trust Units will be issued pursuant to the Plan to holders of Claims and Interests in Classes 2, 3, and 4. These Trust Holders may prefer to sell their Liquidating Trust Units rather than to hold them on a long-term basis. However, no public


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trading market for the Liquidating Trust Units exists and, due the restrictions placed on transfers described in Section 4.5(c), no such market is likely to develop. Furthermore, the restrictions placed on transfers described in Section 4.5(c) could ultimately prohibit further transfers of the Liquidating Trust Units.

                                   ARTICLE 13
                           SUMMARY OF CERTAIN FEDERAL
                       INCOME TAX CONSEQUENCES OF THE PLAN

      13.1  INTRODUCTION.

            The following discussion summarizes the material United States federal income tax consequences expected to result from the consummation of the Plan and the formation of the Liquidating Trust. This discussion is based on current provisions of the IRC, applicable Treasury Regulations, judicial authority and current administrative rulings and pronouncements of the IRS, all as in effect as of the date hereof and all of which are subject to change at any time, which changes may be retroactively applied in a manner that could adversely affect the Debtors, the Liquidating Trust, Trust Holders and other holders of Claims against and Interests in the Debtors.

            Many of the tax issues involved raise unsettled and complex legal issues, and also involve various factual determinations, such as valuations, that raise additional uncertainties. There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been or will be sought. Although no rulings or opinions have been or are expected to be requested from IRS or counsel concerning any of the matters described herein, the Debtors intend to ask the Bankruptcy Court to enter certain findings with respect to the effect of the consummation of the Plan on the Debtors' NOLs. However, there is no assurance that the Bankruptcy Court will enter such findings or, if such findings are entered by the Bankruptcy Court, that they will be binding on the IRS. In addition, there can be no assurance that the IRS will not challenge the other positions expressed herein or that a court would not sustain such a challenge. Moreover, developments subsequent to the date hereof could affect the tax consequences of the Plan.

            The following summary is for general information only. This summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address all of the United States federal income tax consequences of the Plan on the Debtors, the Liquidating Trust, Trust Holders and other holders of Claims against and Interests in the Debtors. This summary also does not purport to address the United States federal income tax consequences of the Plan or the Liquidating Trust to taxpayers subject to special treatment under the United States federal income tax laws, such as broker-dealers, tax-exempt entities, financial institutions, insurance companies, subchapter S corporations, small business investment companies, mutual funds, regulated investment companies, foreign corporations, and nonresident alien individuals. Also, this summary generally does not discuss any differing or additional United States federal income tax consequences applicable to holders of Disputed Claims.

            EACH HOLDER OF A CLAIM AGAINST OR INTEREST IN THE DEBTORS IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE


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POTENTIAL FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE PLAN AND THE
LIQUIDATING TRUST.

      13.2  FEDERAL INCOME TAX CONSEQUENCES GENERALLY.

            Upon the Effective Date of the Plan, the HIGI Interests will be cancelled and HIGI will issue the New HIGI Stock and transfer Cash, and HIGI and the other Debtors will transfer any and all Causes of Action, to the Liquidating Trust for the benefit of the Trust Holders and certain other holders of Claims. The New HIGI Stock, the Cash and any Causes of Action transferred to the Liquidating Trust are referred to herein and in the Plan as the "Trust Assets". The Plan provides that the transfer of the Trust Assets to the Liquidating Trust must be treated for all purposes of the IRC as a transfer of the Trust Assets to such holders followed by a transfer of the Trust Assets by such holders to the Liquidating Trust in exchange for Liquidating Trust Units. HIGI will continue to be the common parent of an affiliated group (the "HIGI Consolidated Group") of which the Surviving Debtor Entities and the Insurance Company Subsidiaries will be members.

      13.3  FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS.

            (a)   TRANSFER OF TRUST ASSETS.

                  The Debtors will not recognize any gain or loss on the issuance of the New HIGI Stock and the transfer of Cash to the Liquidating Trust. Those Debtors who transfer Causes of Action to the Liquidating Trust may realize United States federal taxable income to the extent the fair market value of the Causes of Action exceeds their adjusted tax bases. Any such income as the result of the transfer of the Trust Assets may be offset by NOLs and NOL carryforwards of the HIGI Consolidated Group. Accordingly, the Debtors do not believe that the transfer of the Trust Assets will result in any material United States federal income tax liability.

            (b)   NET OPERATING LOSS CARRYOVERS; LIMITATIONS.

                  Based on its United States federal income tax returns filed for taxable years through 2001, the HIGI Consolidated Group has NOLs and NOL carryforwards in excess of $400 million. The Debtors expect that the group will generate additional NOLs for the portion of the tax year ending December 31, 2002 that will precede the Effective Date. The NOL carryforwards start to expire in 2004 and are fully expired in 2021. While the NOLs may be subject to audit and possible challenge by the IRS, the Debtors believe that, ultimately, the NOL carryforwards (even after taking into account certain required reductions as described below) should be available to offset the United States federal taxable income, if any, of the HIGI Consolidated Group arising after the Effective Date. There are, however, various and possibly substantial limitations on the Debtors' ability to utilize their NOL carryforwards. These limitations are discussed below in more detail.

                  Section 382 Limitation. Section 382 of the IRC provides, in general, that when a corporation with certain tax attributes such as NOL carryforwards undergoes an "ownership change" (as defined in section 382(g) of the IRC), the corporation's ability to use such NOL carryforwards and other tax attributes to offset income earned following such change may be subject to limitation (the "Section 382 Limitation"), i.e. the corporation may use pre-


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ownership change NOL carryforwards in any taxable year or period following the change only to the extent of the Section 382 Limitation calculated for the taxpayer for such taxable year or period. (Similar limitations apply with respect to built-in losses, and, under section 383 of the IRC, tax credits.) The
Section 382 Limitation for a taxable year equals, in general and subject to adjustments, the product of (i) the "long-term tax-exempt rate" (4.91% for the month of September 2002) as determined at the time of the ownership change and
(ii) the equity value of the corporation immediately before the ownership change. In general, in the case of a corporation that undergoes an ownership change in a bankruptcy proceeding, the value of the corporation for purposes of calculating the Section 382 Limitation is increased to reflect the surrender or cancellation of creditors' claims for stock as a result of the ownership change. In addition, if the Section 382 Limitation applies with respect to an ownership change, and the corporation does not continue its historic business (as defined in the IRC) at all times during the two-year period following the date of such ownership change, the NOL carryforwards are eliminated in their entirety. NOL carryforwards not used in a given year because of the Section 382 Limitation remain available for use in future years until their normal expiration dates, but subject to the Section 382 Limitation in such later years. To the extent that a corporation's Section 382 Limitation in a given year exceeds its taxable income for such year, such excess will be carried over to the immediately succeeding taxable year and increase the Section 382 Limitation in such taxable year.

                  As a result of prior ownership changes with respect to some members of the HIGI Consolidated Group, the Debtors believe that approximately $26 million of the NOL carryforwards of the HIGI Consolidated Group are subject to a current annual limitation of approximately $2.8 million under section 382. The HIGI Consolidated Group has taken the position in filing its tax returns to date, that the HIGI Consolidated Group has not undergone any other ownership change prior to the Effective Date. If the IRS were to successfully assert that any Debtor had previously undergone another ownership change, the resulting
Section 382 Limitation could severely limit or eliminate the deductibility of all or a substantial portion of the Debtors' existing NOL carryforwards.

                  Pursuant to the Plan, the HIGI Interests will be cancelled and the New HIGI Stock will be issued to the Liquidating Trust on behalf of the Trust Holders in exchange for their Claims and Interests. As a result of such exchange, an ownership change within the meaning of section 382 of the IRC will occur. The operation of section 382 of the IRC could, therefore, significantly reduce or eliminate the amount of NOL carryforwards that may be used by the HIGI Consolidated Group after the Effective Date.

                  Title 11 Exception. There is, however, an exception to the
Section 382 Limitation that applies in instances where the ownership change results from a plan of reorganization in a bankruptcy case (the so-called "Title 11 Exception"). The Title 11 Exception, embodied in section 382(l)(5) of the IRC, essentially provides that the Section 382 Limitation does not apply if (i) a corporation that is otherwise subject to section 382 of the IRC is under the jurisdiction of a court in a case under the Bankruptcy Code, (ii) the shareholders and "qualified creditors" of the corporation (determined immediately before the ownership change) together own, after such ownership change, and as a result of being shareholders or qualified creditors immediately before such change, stock having 50% or more of the value and voting power of the reorganized corporation, and (iii) the corporation does not make an election not to


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
have the Title 11 Exception apply. For purposes of this section, the term "qualified creditors" are either (i) Persons who held indebtedness for at least 18 months before the date the chapter 11 petition was filed or (ii) holders of indebtedness that arose in the ordinary course of business of the corporation and who have at all times held the beneficial interest in such indebtedness.

                  The Debtors intend to take the position that, for United States federal income tax purposes of applying the Title 11 Exception, immediately prior to the ownership change that will occur pursuant to the Plan substantially all of the Trust Holders were or will be "qualified creditors" or shareholders of HIGI, and that all such Trust Holders will own 50% or more of the value and voting power of HIGI following the ownership change. Based on the foregoing, the Debtors believe that the reorganization of the Debtors pursuant to the Plan should qualify for the Title 11 Exception. However, there is no express authority addressing the application of the qualified creditor rules in circumstances similar to those of the Debtors and the Plan, and due to this uncertainty and the complex nature of the Plan, there is a risk that the IRS could challenge the Debtors' conclusion that the Plan meets the requirements of the Title 11 Exception. Moreover, there is uncertainty as to how the Title 11 Exception would apply to a consolidated group, such as the HIGI Consolidated Group, where some members are in bankruptcy and other members are not.

                  If the Title 11 Exception applies, the use of the Debtors' pre-ownership change NOL carryforwards will not be subject to the Section 382 Limitation (other than the prior limitation of approximately $2.8 million described above), but these NOL carryforwards will be reduced by the amount of interest paid or accrued by the Debtors relating to any indebtedness that is converted into stock and for which the Debtors claimed a deduction during the three-year period preceding the taxable year of the ownership change, plus the portion of the year of the ownership change prior to the Effective Date of the Plan. This reduction is in addition to the reduction that would be required for COI discussed below (see Section 13.3(c)).

                  Under the Title 11 Exception, however, if there were a second ownership change during the two-year period following the ownership change that results from the Plan, the Title 11 Exception would not apply with respect to the first ownership change and the NOL carryforwards and other tax attributes of the Debtors would be subject to a Section 382 Limitation of $0 for all taxable years ending after the date of the second ownership change (thereby, in effect, eliminating entirely the Debtors' ability to use such tax attributes).

                  Section 269 "Avoidance" Rules. If the IRS determined that the acquisition by the Trust Holders of the Debtors under the Plan had, as its principal purpose, the avoidance or evasion of United States federal income tax, the IRS could disallow the use of certain tax attributes, including all or a portion of the Debtors' NOL carryforwards pursuant to section 269 of the IRC. Treasury Regulations under section 269 of the IRC provide that when control of a corporation is acquired in a transaction that qualifies for the Title 11 Exception, the principal purpose of such acquisition will be presumed to be the avoidance or evasion of United States federal income tax unless the corporation carries on more than an insignificant amount of an active trade or business during and subsequent to the Title 11 case (the "Active Business Requirement"). The Treasury Regulations further provide that when the corporation continues to use a significant amount of its business assets or work force, the requirement of carrying on more

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
than an insignificant amount of an active trade or business may be met even though all trade or business activities temporarily cease for a period of time in order to address business exigencies.

                  Where a consolidated group is involved, it is unclear whether the active business requirement is applied on a separate company basis (member-by-member) or on a consolidated single-entity basis. The Debtors intend to apply this requirement on a single-entity basis and intend to take the position that this requirement is satisfied by business activities of the HIGI Consolidated Group. (As set forth in the Plan and described herein, the business activities of the HIGI Consolidated Group are expected to continue for several years after the Effective Date of the Plan.) However, due to the absence of interpretive authority with respect to the amount of business activity required to meet the active business requirement of the Treasury Regulations and the application of such requirement in a consolidated group context, there is no certainty that the IRS will determine that the Debtors meet the active business requirement.

                  Audit Risk and Other Limitations. As noted above, based on its United States federal income tax returns as filed for taxable years through 2001 and assuming the Title 11 Exception applies, the HIGI Consolidated Group has and will have in excess of $400 million of NOLs and NOL carryforwards, prior to taking into account reductions for cancellation of indebtedness income discussed below and any additional reductions required pursuant to the Title 11 Exception discussed above. It must be noted, however, that the HIGI Consolidated Group's United States federal income tax returns have not been audited by the IRS; thus there can be no assurance that an audit of one or more of those returns would not result in the reduction in the amount or complete elimination of the remaining NOL carryforwards available for future use, or further limitations on the ability to use the remaining NOL carryforwards. In addition, the IRC and the Treasury Regulations contain several other limitations on the use of NOL carryforwards in addition to those imposed under sections 382 and 269 (discussed above), including section 384 of the IRC. Finally, no assurances can be given that the HIGI Consolidated Group will generate sufficient taxable income to absorb the NOL carryforwards before they expire. Holders of claims should be aware that any such reduction or elimination or limitation on use of the NOL carryforwards will affect the amount of the Distributions from the Liquidating Trust.

                  Alternative Minimum Tax. While the Debtors believe that the NOLs and NOL carryforwards should be available to offset the United States federal taxable income, if any, of the HIGI Consolidated Group arising after the Effective Date, the Debtors may be subject to the alternative minimum tax ("AMT"). For purposes of computing alternative minimum taxable income ("AMTI") for taxable years ending after December 31, 2002, NOL carryforwards may not offset more than 90% of the pre-NOL AMTI. The rate of corporate tax on AMTI is 20 percent (to the extent AMTI exceeds the applicable "exemption amount" as defined under section 55 of the IRC). Thus, a corporation that has taxable income prior to taking into account its NOL carryforwards may be required to pay U.S. federal tax at an effective rate of at least 2 percent of its pre-NOL AMTI (10 percent of the 20 percent AMT rate), regardless of the aggregate amount of its NOL carryforwards.

            (c) CANCELLATION OF INDEBTEDNESS INCOME.

                  Upon the Effective Date of the Plan, the Debtors will be discharged of their outstanding indebtedness to the extent such discharge is allowed by law and such indebtedness is not otherwise satisfied. Ordinarily, except to the extent payment of such indebtedness would have given rise to a deduction, debtors would realize cancellation of indebtedness ("COI") income to the extent that the fair market value of any property paid by the debtors in return for the discharge of indebtedness is less than the adjusted issue price (including the amount of any accrued but unpaid interest) of such indebtedness discharged thereby. Pursuant to section 108(a) of the IRC, however, COI income will not be recognized if the COI income occurs in a case brought under the Bankruptcy Code, provided the taxpayer is under the jurisdiction of a court in such case and the COI is granted by the court or is pursuant to a plan approved by the court. Accordingly, because the Debtors are under the jurisdiction of the Bankruptcy Court and the COI will be granted pursuant to the Bankruptcy Court's approval of the Plan, the Debtors will not be required to recognize any COI income realized as a result of the implementation of the Plan.

                  Notwithstanding the foregoing, pursuant to section 108(b) of the IRC, the Debtors will each be required to reduce certain tax attributes, including NOLs and NOL carryforwards, in an amount (subject to certain modifications) equal to the amount of COI income excluded from income as described in the preceding paragraph. Under the IRC, such tax attribute reduction occurs in the year after the determination of tax for the year which includes the Effective Date.

                  Where a consolidated group is involved, such as the HIGI Consolidated Group, it is unclear whether a reduction in tax attributes under section 108(b) of the IRC applies on a separate company basis (member-by-member) or on a consolidated single-entity basis. The IRS has held in private letter rulings that where a member of a consolidated group is permitted to exclude from income COI income pursuant to section 108(a) of the IRC, such member is required to reduce only its own separate company tax attributes without having to reduce the tax attributes of any other member of the consolidated group. However, more recently, the IRS has ruled that a debtor member was required to treat all of a consolidated group's NOL carryforwards as a tax attribute of the debtor member subject to reduction under section 108(b) of the IRC as a result of the exclusion of COI from income. In addition, the Supreme Court recently concluded in United Dominion Industries, Inc. v. United States, 532 U.S. 822 (2001), that an affiliated group's product liability loss must be determined on a consolidated basis rather than a separate member-by-member basis. Thus, under the IRS's more recent rulings and a broad reading of the Supreme Court's opinion in the United Dominion case, the HIGI Consolidated Group would be required to reduce the group's consolidated NOLs and NOL carryforwards (as opposed to only reducing NOLs and NOL carryforwards attributable to the Debtors) even though most, if not all, of these NOLs and NOL carryforwards are attributable to members of the HIGI Consolidated Group other than the Debtors.


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      13.4 FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS AND INTERESTS.

            (a)   GENERALLY.

                  The Debtors and the Liquidating Trustee intend to treat the Liquidating Trust as a liquidating trust within the meaning of section 301.7701-4(d) of the Treasury Regulations. Accordingly, distributions made by the Debtors to the Liquidating Trust on the Effective Date will be treated by the Debtors for United States federal income tax purposes as a deemed transfer of the Trust Assets to the Trust Holders followed by a deemed transfer of the Trust Assets by the Trust Holders to the Liquidating Trust. The Trust Holders, as beneficiaries of the Liquidating Trust, will be treated as the grantors and deemed owners of the Liquidating Trust and each Trust Holder shall be treated for United States federal income tax purposes as the direct owner of that portion of the Trust Assets attributable to such Trust Holder's Liquidating Trust Units. Any subsequent distributions made by the Debtors to the Liquidating Trust will be treated in the same manner (i.e., as a deemed transfer of the distributed assets to the Trust Holders followed by a deemed transfer of the assets by the Trust Holders to the Liquidating Trust). No additional gain or loss should be recognized by the Trust Holders on their deemed transfer of the Trust Assets to the Liquidating Trust or on their receipt of the Liquidating Trust Units.

                  The Liquidating Trust Agreement provides that the Trustee will determine the fair market value of the Trust Assets and any other assets and send such valuation to each Trust Holder and to the Debtors. Any such valuation will be used consistently by all parties, including the Trust Holders, for all United States federal income tax purposes, including, without limitation, in computing any gain recognized pursuant to the exchange of such Trust Holder's Claim or Interest.

            (b)   CLASS 1 CLAIMS.

                  Each holder of a Class 1 Claim will recognize gain or loss on the exchange of its Claim for Cash, which gain or loss will be measured by the difference between the amount of Cash received in the exchange and the holder's tax basis in the Claim. The character and taxation of any recognized gain or loss will depend on the status of the holder, the nature of the Claim in its hands, and its holding period.

            (c) CLASS 2 CLAIMS - TRANSFER OF TRUST ASSETS TO THE LIQUIDATING TRUST.

                  The United States federal income tax consequences of the implementation of the Plan to a holder of a Class 2 Claim receiving Class A Trust Units under the Plan will depend on a number of factors, including whether the Class 2 Claim is an obligation that constitutes a "security" for United States federal income tax purposes (a "Tax Security"). The term "security" is not defined in the IRC or the Treasury Regulations. Whether a Class 2 Claim constitutes a Tax Security is based on the facts and circumstances surrounding the origin and nature of the Class 2 Claim and its maturity date. Generally, stocks and bonds or debentures with an original term of at least ten years have been considered to be Tax Securities. In contrast, debt instruments with terms of five years or less rarely qualify as Tax Securities.


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                  If a Class 2 Claim is a Tax Security, the exchange of a Class
2 Claim for Trust Assets pursuant to the Plan should constitute a recapitalization under section 368(a)(1)(E) of the IRC. A holder of a Class 2 Claim will not recognize loss if the exchange constitutes a recapitalization, but may recognize gain in an amount equal to the lesser of: (a) Cash and the fair market value of the Causes of Action deemed received other than any amount allocable to interest (see Section 13.4(g) below) and (b) the total gain realized in the recapitalization. The amount of such total gain realized, if any, would be equal to the excess of (i) the sum of the fair market value of the New HIGI Stock, Causes of Action (unless the fair market value of the Causes of Action is not reasonably ascertainable) and the amount of Cash deemed received in the exchange other than any amount allocable to interest, and (ii) the holder's tax basis in its Class 2 Claim.

                  If the exchange constitutes a recapitalization, a Class 2 Claim holder's tax basis in the New HIGI stock deemed received in the exchange will generally equal its tax basis in the Class 2 Claim, decreased by the amount of Cash and fair market value of the Causes of Actions deemed received and increased by the amount of any gain recognized on the exchange. A Class 2 Claim holder's basis in the Causes of Action will generally equal their fair market value, and the holding period for such asset will commence on the day following the exchange.

                  If a Class 2 Claim is not a Tax Security, the exchange of a Class 2 Claim for Trust Assets pursuant to the Plan would be a taxable exchange. In such instance, a holder of a Class 2 Claim would recognize gain or loss equal to the difference between (i) the sum of the fair market value of the New HIGI Stock, the fair market value of the Causes of Action, and the amount of Cash deemed received in the exchange (other than any amount of the foregoing items allocable to interest) and (ii) the Class 2 Claim holder's tax basis in such claim.

            (d) CLASS 3 CLAIMS - TRANSFER OF TRUST ASSETS TO THE LIQUIDATING TRUST.

                  The United States federal income tax consequences of the implementation of the Plan to a holder of a Class 3 Claim receiving Class B Trust Units under the Plan will depend on a number of factors, including whether the Class 3 Claim is an obligation that constitutes a Tax Security. Although not entirely free from doubt, certain of the Class 3 Claims should be treated as a Tax Security of HIGI, (e.g., the Debenture Claims), while other Class 3 Claims should not be treated as a Tax Security (e.g., those held by general trade creditors).

                  If a Class 3 Claim is a Tax Security, the exchange of a Class 3 Claim for Trust Assets pursuant to the Plan should constitute a recapitalization under section 368(a)(1)(E) of the IRC. A holder of a Class 3 Claim will not recognize loss if the exchange constitutes a recapitalization, but may recognize gain in an amount equal to the lesser of: (a) Cash and the fair market value of the Causes of Action deemed received other than any amount allocable to interest (see Section 13.4(g) below) and (b) the total gain realized in the recapitalization. The amount of such total gain realized, if any, would be equal to the excess of (i) the sum of the fair market value of the New HIGI Stock, Causes of Action (unless the fair market value of the Causes of Action is not reasonably ascertainable) and the amount of Cash deemed received in the exchange other than any amount allocable to interest, and (ii) the holder's tax basis in its Class 3 Claim.


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
                  If the exchange constitutes a recapitalization, a Class 3 Claim holder's tax basis in the New HIGI stock deemed received in the exchange will generally equal its tax basis in the Class 3 Claim, decreased by the amount of Cash and fair market value of the Causes of Action deemed received and increased by the amount of any gain recognized on the exchange. A Class 3 Claim holder's basis in the Causes of Action will generally equal their fair market value, and the holding period for such asset will commence on the day following the exchange.

                  If a Class 3 Claim is not a Tax Security, the exchange of a Class 3 Claim for Trust Assets pursuant to the Plan would be a taxable exchange. In such instance, a holder of a Class 3 Claim would recognize gain or loss equal to the difference between (i) the sum of the fair market value of the New HIGI Stock, the fair market value of the Causes of Action, and the amount of Cash deemed received in the exchange (other than any amount of the foregoing items allocable to interest) and (ii) the Class 3 Claim holder's tax basis in such claim.

            (e) CLASS 4 CLAIMS - TRANSFER OF TRUST ASSETS TO THE LIQUIDATING TRUST.

                  The exchange of the LMI Interest for Trust Assets pursuant to the Plan should constitute a recapitalization under section 368(a)(1)(E) of the IRC. A holder of a LMI Interest will not recognize loss if the exchange constitutes a recapitalization, but may recognize gain in an amount equal to the lesser of: (a) Cash and the fair market value of the Causes of Action deemed received and (b) the total gain realized in the recapitalization. The amount of such total gain realized, if any, would be equal to the excess of (i) the sum of the fair market value of the New HIGI Stock, Causes of Action (unless the fair market value of the Causes of Action is not reasonably ascertainable) and the amount of Cash deemed received in the exchange other than any amount allocable to interest, and (ii) the holder's tax basis in its Class 4 Claim.

                  If the exchange constitutes a recapitalization, the tax basis of the holder of the LMI Interest in the New HIGI stock deemed received in the exchange will generally equal its tax basis in the LMI Interest, decreased by the amount of Cash and fair market value of the Causes of Action deemed received and increased by the amount of any gain recognized on the exchange. The tax basis of holder of the LMI Interest in the Causes of Action will generally equal their fair market value, and the holding period for such asset will commence on the day following the exchange.

            (f)   CLASS 5 CLAIMS.

                  A holder of HIGI Interests that are canceled under the Plan will be allowed a "worthless stock deduction" in an amount equal to the holder's adjusted tax basis in such HIGI Interests. A "worthless stock deduction" is a deduction allowed to a holder of a corporation's stock for the taxable year in which such stock becomes worthless. If the holder held the HIGI Interests as a capital asset, the loss would be treated as a loss from the sale or exchange of such capital asset.

            (g)   RECEIPT OF LIQUIDATING TRUST UNITS ON ACCOUNT OF ACCRUED
INTEREST.

                  To the extent that a holder of a Claim is deemed to receive Trust Assets on account of accrued but unpaid interest on its Claim as of the Effective Date, such holder will generally recognize interest income if such amounts have not already been included for United


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
States federal income tax purposes in such holder's taxable income under its method of tax accounting. In the event that the amount of Trust Assets allocable to a Claim for interest is less than the amount previously included in the gross income of the Claim holder for United States federal income tax purposes, the discharged portion of the interest may be deductible as an ordinary loss in the taxable year in which the Effective Date occurs (or, if later, the taxable year in which the Claim becomes Allowed).

            (h)   SUBSEQUENT TRANSFERS TO LIQUIDATING TRUST AND DISTRIBUTIONS.

                  Any transfers of property or Cash to the Liquidating Trust by the Debtors following the Effective Date (other than the initial transfer of Trust Assets) will be treated, for United States federal income tax purposes, as if such transfers were first received by the Trust Holders in accordance with their priority distribution rights as set forth in the Plan and Liquidating Trust Agreement, and then were transferred by the Trust Holders to the Liquidating Trust. Such transfers may be taxable to the Trust Holders and their tax treatment will depend upon, among other things, whether the distributions or transfers were liquidating or non-liquidating distributions/transfers made by the Debtors.

                  If it were determined that the distributions/transfers from the Debtors were liquidating distributions, the Trust Holders would recognize gain or loss equal to the difference between (i) the sum of the amount of cash deemed distributed to them and the fair market value (at the time of distribution) of any property deemed distributed to them, and (ii) their adjusted tax basis for their New HIGI stock. Such gain would be recognized as a result of a liquidating distribution only to the extent that the aggregate value of the distributions/transfers (and any prior liquidating distribution(s)/transfer(s) received by a Trust Holder with respect to its New HIGI stock exceeded his or her tax basis for that stock. Any loss generally would be recognized only when the final distribution/transfer from the Debtors has been received and then only if the aggregate value of all of the liquidating distributions with respect to a Trust Holder's New HIGI stock is less than such Trust Holder's tax basis for that stock. Gain or loss recognized by a Trust Holder will be capital gain or loss, provided the shares are held as capital assets.

                  If it were determined that distributions/transfers from the Debtors were not liquidating distributions, the result could be treatment of the distributions/transfers as dividends taxable as ordinary income if the Debtors were to have any earnings and profits for United States federal income tax purposes, determined either on an historic or a current year basis, for the year of distribution.

                  Distributions from the Liquidating Trust to the Trust Holders have no further tax consequences for United States federal income tax purposes.

            (i)   ALLOCATION OF THE LIQUIDATING TRUST'S TAX ITEMS.

                  Each holder of a Liquidating Trust Unit must report on its United States federal income tax return its allocable share of income, gain, loss, deduction recognized or incurred by the Liquidating Trust. (None of the Debtors' NOLs or NOL carryforwards (if any) will be available to reduce any income or gain of the Liquidating Trust, although such tax items, to the extent preserved under the Title 11 Exception, will be available to reduce future income


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tax liabilities of the HIGI Consolidated Group.) Moreover, upon the sale or other disposition of any Trust Asset held by the Liquidating Trust, each holder of a Liquidating Trust Unit must report on its United States federal income tax return its allocable share of any gain or loss measured by the difference between (i) its share of the amount of cash and/or the fair market value of any property received by the Liquidating Trust in exchange for the Trust Asset so sold or otherwise disposed of and (ii) such holder's adjusted tax basis in its share of such Trust Asset. The character of any such gain or loss to any such holder will be determined as if such holder itself had directly sold or otherwise disposed of the Trust Asset. The character of items of income, gain, loss, deduction and credit to any holder of a Liquidating Trust Unit, and the ability of such holder to benefit from any deductions or losses, may depend on the particular circumstances or status of such holder.

                  Each Trust Holder will have an obligation to report its allocable share of the Liquidating Trust's tax items (including gain on the sale or other disposition of a Trust Asset) which is not dependent on the Distributions to Trust Holders from the Liquidating Trust. Accordingly, a Trust Holder may incur a tax liability as a result of owning Liquidating Trust Units, regardless of whether the Liquidating Trust distributes Cash or other Trust Assets. Although the Liquidating Trust Agreement provides that the Liquidating Trust will generally make quarterly and annual Distributions, due to the Liquidating Trust's requirement to maintain certain reserves that may under certain circumstances limit or preclude current Cash Distributions, and due to possible differences in the timing of income on Trust Assets, and the receipt of Cash or other Trust Assets, a Trust Holder may, in certain years, report and pay tax on an amount of income that is greater than the amount of Cash received by such Trust Holder in such year.

                  Unless otherwise required by applicable tax law, items of income, gain, loss and deduction recognized or incurred by the Liquidating Trust and the amount of distributions received by the Liquidating Trust shall be allocated ratably among the Trust Holders who are entitled to receive Distributions in the tax year in accordance with the priorities set forth in the Plan and the Liquidating Trust Agreement. In the event that, in a given year, more than one Class of Trust Holders actually receives a Distribution, such items of income, gain, loss and deduction, and such distributions received by the Liquidating Trust, shall be allocated ratably based upon the amount of each Distribution made to such Classes of Trust Holders.

      13.5  FEDERAL INCOME TAX CONSEQUENCES TO THE LIQUIDATING TRUST.

            (a)   CLASSIFICATION OF THE LIQUIDATING TRUST.

                  The Liquidating Trust will be organized for the primary purpose of liquidating the Trust Assets transferred to it with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Liquidating Trust. Thus, the Liquidating Trust is intended to be classified for United States federal income tax purposes as a "liquidating trust" within the meaning of section 301.7701-4(d) of the Treasury Regulations. Under the Plan, all parties are required to treat the Liquidating Trust as a liquidating trust, subject to definitive guidance to the contrary from the IRS. In light of the provisions of the Plan and the Liquidating Trust


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
Agreement and assuming the parties act in accordance with such provisions, the Liquidating Trust should qualify as a liquidating trust for United States federal income tax purposes. In general, a liquidating trust is not a separate taxable entity but rather is treated as a grantor trust, pursuant to sections 671 et seq. of the IRC, owned by the persons who transfer assets to it.

                  No request for a ruling from the IRS will be sought on the classification of the Liquidating Trust. Accordingly, there can be no assurance that the IRS would not take a contrary position to the classification of the Liquidating Trust. If the IRS were to challenge successfully the classification of the Liquidating Trust as a grantor trust, the United States federal income tax consequences to the Liquidating Trust and the holders of Claims could vary from those discussed herein (including the potential for an entity-level tax). Given the uncertainty with respect to the treatment of the Liquidating Trust Units, holders are urged to consult their tax advisors with respect to such assets.

                  If the Liquidating Trust does not qualify as a liquidating trust for United States federal income tax purposes, then it might instead be treated as an entity classified as a partnership for United States federal income tax purposes. If the Liquidating Trust were classified as a partnership, the Trust Holders would be treated as owning partnership interests in such partnership rather than as the direct owners of the portion of the Trust Assets represented by their Liquidating Trust Units. A partnership is not a taxable entity for United States federal income tax purposes. Instead, each partner would be required to take into account its allocable share of the partnership's income, gains, losses, deductions, and credits for any taxable year of the partnership ending with or within the taxable year of the partner, without regard to whether the partner has received or will receive any distribution from the partnership. Such allocable share would normally be determined in accordance with the Liquidating Trust Agreement if such allocations had "substantial economic effect" and otherwise would be determined in accordance with the Trust Holder's Liquidating Trust Units if such allocations do not have "substantial economic effect."

            (b)   LIQUIDATING TRUST TAX REPORTING.

                  The Liquidating Trust will file annual information tax returns with the IRS as a grantor trust pursuant to section 1.671-4(a) of the Treasury Regulations that will include information concerning certain items relating to the holding or liquidation of the Trust Assets as well as the administration of the Liquidating Trust (i.e., income, gain, loss, deduction and credit). Each holder of a Liquidating Trust Unit will receive a copy of such information returns and must report on its United States federal income tax return its share of all such items. The information provided by the Liquidating Trust will pertain to holders of Liquidating Trust Units who received their Liquidating Trust Units in connection with the Plan; transferees of Liquidating Trust Units will be required to determine for themselves whether they should report a different amount of income, gain, loss, deduction and credit.

      13.6  WITHHOLDING AND REPORTING.

            The Debtors and, after the Effective Date, the Liquidating Trust will withhold all amounts required by law to be withheld from payments to holders of Allowed Claims or holders of Liquidating Trust Units, as applicable. For example, under United States federal income tax


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law, interest, dividends and other reportable payments may, under certain circumstances, be subject to backup withholding at a specified rate (e.g., 30% for 2002). Backup withholding generally applies only if the holder (i) fails to furnish its social security number or other taxpayer identification number ("TIN") in the manner required under section 3406 of the IRC and the related regulations; (ii) furnishes an incorrect TIN; (iii) fails properly to report interest or dividends; or (iv) under certain circumstances, fails to properly certify under penalty of perjury that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including corporations and financial institutions.

                                   ARTICLE 14
                   ALTERNATIVES TO CONFIRMATION OF THE PLAN

      The Debtors believe that the Plan affords the holders of Claims and Interests the potential for the greatest, and perhaps only, realization on the Debtors' assets and, thus, is in the best interests of such holders. As a general rule, alternatives to a plan of reorganization in a chapter 11 case would include primarily (a) an alternative plan of reorganization, or (b) liquidation of the Debtors under chapter 7 of the Bankruptcy Code. The Debtors do not believe, however, that an alternative plan (i.e. one that provides for the sale of the Debtors or their assets to an arms length purchaser for value) is or will be available to the holders of Claims and Interests in the Chapter 11 Cases. In addition, as discussed in Section 10.5 above, the Debtors believe that the conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code would in all likelihood result in the holders of Claims and Interests realizing nothing on the Debtors' assets, since such conversion is likely to result in certain State Departments of Insurance taking control of the Insurance Company Subsidiaries.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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                                   ARTICLE 15
                          CONCLUSION AND RECOMMENDATION

      The Debtors submit that the Plan complies in all respects with chapter 11 of the Bankruptcy Code and the Debtors recommend to holders of Claims and Interests who are entitled to vote on the plan that they vote to accept the plan.



                                          Respectfully Submitted,

                                          HIGHLANDS INSURANCE GROUP, INC.,
                                          HIGHLANDS HOLDING COMPANY, INC.,
                                          HIGHLANDS CLAIMS AND SAFETY
                                          SERVICES, INC., HIGHLANDS SERVICES
                                          CORPORATION, AMERICAN RELIANCE,
                                          INC. and NORTHWESTERN NATIONAL
                                          HOLDING COMPANY, INC.,

                                          DEBTORS.

                                          By:    /s/ Stephen L. Kibblehouse
                                             --------------------------------
                                                Stephen L. Kibblehouse
                                                Authorized Signatory


                                                Date:  October 31, 2002


Prepared by:
DUANE MORRIS LLP
Richard W. Riley, Esquire (DE 4052)
William K. Harrington, Esquire (DE 4051)
1100 North Market Street, Suite 1200
Wilmington, Delaware 19801
Telephone:  (302) 657-4900
Telefax:  (302) 657-4901
wkharrington@duanemorris.com

Lawrence J. Kotler, Esquire
Christopher J. Redd, Esquire
4200 One Liberty Place
Philadelphia, PA  19103-7396
Telephone: (215) 979-1517
Telecopy: (215) 970-1020
ljkotler@duanemorris.com
cjredd@duanemorris.com


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